U.S. Securities and Exchange Commission
                         WASHINGTON, D.C. 20549


                               FORM 10-SB


    GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS

     UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934


                 PROSORCONS SPORTS & ENTERTAINMENT COMPANY
                        ----------------------
             (Name of Small Business Issuer in its charter)



             DELAWARE                                13-3976020
       ----------------------               ----------------------------
      (State of Incorporation)           (I.R.S. Employer Identification No.)



    505 Eighth Avenue, 6th Floor
         New York,  NY                                        10018
  -------------------------------                           ---------
(Address of principal executive offices)                    (Zip Code)



        (516) 883-4518
    ----------------------
   Issuer's Telephone Number


        Securities to be registered pursuant to 12(b) of the Act:   NONE
      ------------------------------------------------------------------



        Securities to be registered pursuant to 12(g) of the Act:

                      COMMON STOCK, $.001 PAR VALUE
                      ----------------------------
                            (Title of Class)

                           TABLE OF CONTENTS

                                PART 1



ITEM 1.     DESCRIPTION OF BUSINESS                                3

            RISK FACTORS                                          17

            MANAGEMENT'S DISCUSSION OF
            FINANCIAL CONDITION, CHANGES IN FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS                   22

ITEM 2.     DESCRIPTION OF PROPERTY                               26

ITEM 3.     DIRECTORS, EXECUTIVE OFFICERS, PROMOTER
            AND CONTROL PERSONS                                   26

ITEM 4.     EXECUTIVE COMPENSATION                                28

ITEM 5.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
            OWNERS AND MANAGEMENT                                 29

ITEM 6.     CERTAIN RELATIONSHIPS AND RELATED
            TRANSACTIONS                                          30

ITEM 7.     DESCRIPTION OF SECURITIES                             30



                               PART II


ITEM 1.     MARKET PRICE FOR COMMON EQUITY AND
            RELATED STOCKHOLDER MATTERS                           31

ITEM 2.     LEGAL PROCEEDINGS                                     33

ITEM 3.     CHANGES IN AND DISAGREEMENTS WITH
            ACCOUNTANTS AND FINANCIAL DISCLOSURE                  33

ITEM 4.     RECENT SALES OF UNREGISTERED SECURITIES               33

ITEM 5.     INDEMNIFICATION OF DIRECTORS AND OFFICERS             34



                               PART F/S

FINANCIAL STATEMENTS                                              35

                               PART III

ITEMS 1 & 2 INDEX TO AND DESCRIPTION OF EXHIBITS                  62

ITEM 1.	DESCRIPTION OF BUSINESS.

General Information

We were formed in Delaware on August 7, 1997 as a marketing company, specializing in outdoor billboard advertising. We have the right to market, worldwide, a patented mobile advertising display service, which utilizes the Vital Sign (tm), a bicycle mounted billboard. We emerged from our development stage at the end of our first fiscal year. We have never been a party to any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, except for the purchase of Pros or Cons Holding Company, Inc., and United Outdoor, Inc., as outlined below. During our first two years of operation we focused on marketing the Vital Sign concept. On August 1, 1999, we purchased United Outdoor, Inc., a company focused on out of home advertising with special emphasis on the entertainment industry, to enhance and augment our outdoor advertising business. On September 1, 2000 we purchased ProsorCons Holding Company, Inc., a development stage Internet company specializing in the presentation of information regarding the off-field activities of athletes. It was felt that our basis in advertising would give this acquisition a firm basis in obtaining the advertising revenue it required to become successful. We intend to focus our future growth on the Internet media, with special emphasis on the Internet Entertainment Delivery Industry, specializing in Sports related topics and ventures. To better reflect our anticipated future business directions, we changed our name to PROSORCONS SPORTS & ENTERTAINMENT COMPANY on January 5, 2001.

Our current mailing address is 2 Wakefield Avenue, Port Washington, NY 11050; and its phone number is (516) 883-4518

Business (General)

We were formed as a marketing company that specializes in outdoor billboard advertising. We also have the right to utilize the nations only patent for the design and manufacture of a special billboard display unit that mounts to the rear of any standard bicycle. We currently concentrate our business efforts to providing billboard style advertising to an urban audience through our subsidiary, United Outdoor, Inc. (United). United Outdoor, Inc. operates our Out of Home Advertising Division.

On September 1, 2000, we purchased Pros or Cons Holding Company, Inc. (Prosorcons). ProsorCons is a development stage corporation formed under the laws of the State of New York on August 7, 2000. ProsorCons operates under the trade name, ProsorCons.com. ProsorCons is an Internet-based sports media company that will provide branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide. ProsorCons will produce and distribute original interactive sports content, including editorials and analysis, radio shows, contests, games, and fan clubs. ProsorCons will also distribute a broad range of up-to-date news, photos, audio clips and video clips obtained from leading sports news organizations, as well as from today's athletes. All features on the site focus on off-the-field news generated by athletes. ProsorCons operates our Internet Technologies Division.

OUTDOOR ADVERTISING DIVISION

Business Development

Vital Sign, Inc. was formed as a marketing company that specializes in outdoor billboard advertising. We focused our business on providing billboard style advertising to an urban audience. Our niche in the market, the upscale urban consumer, had positioned us as a significant billboard company in New York's Harlem multi-million dollar outdoor advertising community (figures courtesy of "Media Metrix").

In an attempt to expand the business to different audiences and markets, we sought a merger with another billboard company, World Outdoor, Inc. During a ninety (90) day due diligence period, we determined that the proposed merger was not in our best interests and withdrew from the proposed merger. Thereafter, World Outdoor attempted to take our customers and succeeded in removing approximately $250,000 from our accounts. World Outdoor had and has no assets, so an action for recovering damages was discontinued (see, "Litigation").

United Outdoor, Inc., an outdoor advertising company with specific concentration in the entertainment industry, was purchased on July 1, 1999, to broaden our business base. This company had Gary Saunders and Garnet Morris, our past CEO and past President, respectively, as owners of 2/3 of its shares. The transaction was a straight cash purchase of a 66 2/3% interest in United for $119,000. All outdoor advertising activity was transferred to United, although some older contracts still bear the name of the parent company.

United markets advertising space on transit vehicles and outdoor advertising displays. As of July 30, 2000, United had exclusive agreements with transit districts in Queens, New York City, to operate transit advertising displays. Its product mix provides advertisers with significant flexibility in their advertising programs and allows United to cross-sell multiple products and leverages its design and production capabilities.

United has continuing existing business relationships with Fortune
500 companies such as Coca-Cola, Universal Music, Elektra Records, Sony Entertainment, Columbia Records, Sean John, and Atlantic Records, all accounting for approximately the same percentage of the companies business. United has also established working relationships with major billboard companies such as "Van Wagner, Inc.". The relationship with Van Wagner is primarily a "rep" agency relationship, one in which United acts as salesman for Van Wagner's urban billboards.

Business Activities

United markets advertising space on transit vehicles and outdoor advertising displays, as well as traditional billboards, and other outdoor sites. As of July 30, 2000, United had exclusive agreements with transit districts in Queens, New York City, to operate transit advertising displays.

United's clients include Coca-Cola, Universal Music, Elektra Records,
Sony Entertainment Columbia Records, Sean John, and Atlantic Records, all accounting for approximately the same percentage of the companies business. They service these clients by locating and securing billboard locations, creating billboard campaigns, printing the actual billboard, contracting with licensed sign installation companies, maintaining the installed billboard, and then finally contracting for the removal of these spectacular style billboards. These services are performed by the staff from its New York City base and the actual billboards are then posted in major urban markets. These markets include but are not limited to New York City, Los Angeles, Atlanta, and Miami.

United also has the right to utilize the nations only patent for the design and manufacture of a special billboard display unit that mounts to the rear of any standard bicycle.

United's product mix provides advertisers with significant flexibility in their advertising programs and allows United to cross-sell multiple products and leverages its design and production capabilities.

Principal Products or Services and Their Market

We, through our subsidiary, United Outdoor, Inc., are an out-of-home advertising company that markets advertising space primarily on transit vehicles and outdoor advertising displays. As of July 30, 2000, we had exclusive agreements with transit districts in Queens, New York City, to operate transit advertising displays. United offers advertisers a wide range of out-of-home advertising products, including transit advertising and outdoor advertising displays. Its product mix provides advertisers with significant flexibility in their advertising programs and allows United to cross-sell multiple products and leverages its design and production capabilities.

Advertising is a cornerstone business whose enormity is difficult to calculate. Advertising appears in all forms, in every segment of life.
From commonly held impressions like television commercials to subtle "product placements", advertising is everywhere. Total advertising spending across all media for 1999 as reported by "Competitive Media Reporting" is $79.3 Billion (Seventy-Nine point Three Billion USD). Within this vast industry, one of the recognized components is Out of Home advertising.
Total spending in out of home advertising is $17.2 Billion (Seven-Teen point Two Billion USD). According to the 18th Annual "Veronis Suhler Communications Industry Report" measuring public companies across all media, out-of-home media has the highest metric (cash flow) of any of the media segments at 40.8%.

Distribution Methods of the Products or Services

Marketing Plans & Products

Our overall business strategy, through our subsidiary, United, is to expand upon our national presence to become a leader in the out-of-home advertising industry. Our strategy is to increase revenues and improve our profitability by delivering to local, regional and national advertisers efficient access to one or multiple markets. The following are components of our strategy:

Develop Regional Operating Centers ("Hubs"). We seek to increase our revenues profitability and operating efficiencies through our development and use of regional operating centers, or hubs. In developing hubs, we seek to establish an initial base of operations in a geographic region by obtaining exclusive agreements with one or more significant out-of-home advertising display providers. We then seek to expand our market presence by bidding for contracts with other out-of-home advertising display providers in the region and by expanding the range of products and services we offer there. We believe our hub strategy results in revenue growth and cost savings by enabling us to efficiently provide sales and administrative services to several intra-regional markets from one strategically located operating base.

Obtain Additional Transit Advertising Agreements. We believe that, by obtaining additional transit advertising agreements, we will increase our operating efficiencies and geographic diversity and create additional bases from which to achieve further market penetration. We expect increased revenue and profitability from the additional transit agreements to occur over time as we implement our direct sales and product strategies.

Maintain a Large, Proactive Sales Force. We believe that our large, proactive sales force that sells directly to local advertisers and, more traditionally, to advertising agencies, enables us to increase display occupancy levels and maximize our advertising rates. The sales force is motivated by an incentive-based compensation program and supported by a network of experienced local managers who operate under a centrally coordinated marketing plan. We believe the size, quality and motivation of our sales force provide us a competitive advantage.

Increase Revenues From Existing Display Space. We seek to increase the revenue potential of our available transit and outdoor advertising display inventory by offering innovative products and increasing the percentage of time our display space is occupied. Innovative products we offer include vinyl displays that are physically larger than traditional advertisements. These vinyl displays offer customers greater impact while providing us more revenue from a given display space. We seek to sell advertising on our transit and outdoor displays by means of extended contracts, which enable us to fill display space that would normally be vacant between traditional advertising campaigns.

Selectively Pursue Acquisition Opportunities. We continuously evaluate opportunities to enter new markets and increase our presence in existing markets through the selective acquisition of out-of-home advertising companies or assets. We intend to continue to focus our acquisition efforts on expanding around our existing hubs and developing new hubs in regions where attractive growth and consolidation opportunities exist.

Increase Inventory of Outdoor Displays. We expect to increase our market penetration by acquiring or building additional outdoor displays in new and existing markets. We believe that the resulting increase in inventory will provide advertisers a greater variety of display alternatives and leverage our existing sales design and production capabilities.

Attract New Advertisers Through Direct Local Sales. By selling directly to local businesses not represented by advertising agencies, we seek to obtain a larger share of the overall advertising expenditures in our markets and broaden our customer base for out-of-home advertising. We dedicate substantial resources to directly target local businesses whose advertising expenditures may not typically include out-of-home advertising and introduce them to the benefits of the medium. We offer comprehensive sales, marketing and creative services that make it easier for these potential customers to purchase out-of-home advertising.

Competitive Business Conditions and Competitive Position in the Industry and Methods of Competition

United faces, in addition to competition from other forms of media, including television, radio, newspapers and direct mail advertising, competition in its markets from other outdoor advertising companies, some of which may be larger and better capitalized than United. United also competes with a wide variety of other out-of-home advertising media, the range and diversity of which have increased substantially over the past several years to include advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses. United believes that its local orientation, including the maintenance of local offices, has enabled it to compete successfully in its markets to date. However, there can be no assurance that United will be able to continue to compete successfully against current and future sources of outdoor advertising competition and competition from other media or that the competitive pressures faced by United will not adversely affect its profitability or financial performance.

Sources and Availability of Raw Materials and the Names of Principal
Suppliers

Not applicable.

Dependence on One or a Few Major Customers

United has several major customers. Their clients include Coca-Cola, Universal Music, Elektra Records, Sony Entertainment, Columbia Records, Sean John, and Atlantic Records, all accounting for approximately the same percentage of the Company's business. The loss of any one of these clients will not have a material adverse effect on the Company's business.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, Including Duration

Licenses

United has the rights to market, worldwide, a patented mobile advertising display service, which utilizes the Vital Sign (tm), a bicycle mounted billboard. The patent owner, Gary Saunders has licensed this patent free of charge.

Other Intellectual Rights

No other patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts are used by United.

Need for Any Government Approval of Principal Products or Services

To the best of our knowledge, there are no special requirements for government approval of its principal products or services, not generally applicable to normal business operations.

Effect of Existing or Probable Governmental Regulations on the Business

The outdoor advertising business is subject to regulation by federal, state and local governments. Federal law requires states, as a condition to federal highway assistance, to restrict billboards on federally-aided primary and interstate highways to commercial and industrial areas and imposes certain additional size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than the federal requirements. Local governments generally control billboards as part of their zoning regulations, and some local governments prohibit construction of new billboards and reconstruction of substantially damaged billboards or allow new construction only to replace existing structures. In addition, some jurisdictions including certain of those within United's markets) have adopted amortization ordinances under which owners and operators of outdoor advertising displays are required to remove existing structures at some future date, often without condemnation proceeds being available. Federal and corresponding state outdoor advertising statutes require payment of compensation for removal by governmental order in some circumstances. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, have been challenged in various state and federal courts on both statutory and constitutional grounds, with conflicting results. In addition, we are unable to predict what additional regulation may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time in the past, although no laws which, in the opinion of management, would materially and adversely affect our business have been enacted to date. Changes in laws and regulations affecting outdoor advertising at any level of government may have a material adverse effect on our results of operations.

                   INTERNET TECHNOLOGIES DIVISION

Date And Manner Of Acquisition

On or about September 1, 2000 Anne Elkins and Robert Alini, residents of the State of New York, exchanged 100% of the outstanding capital stock of ProsorCons Holding Company, Inc., a corporation organized and operating under the laws of the State of New York, for 4,000,000 shares of our common stock, said stock having a par value of $0.001 per share plus 10,000,000 shares of Preferred Convertible Voting Stock with no par value. As a result of the said transaction, Elkins and Alini became the beneficial owner of the stock exchanged, which comprises approximately 57% of the Company's outstanding common stock, and 100% of the outstanding Preferred Stock. Prior to the foregoing transaction, they had no relationship with the Company.

The transaction was structured to meet the tax free exchange provisions of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and for accounting purposes, is expected to be treated as a reverse acquisition, but not resulting in a pooling of interests. The securities were issued in reliance on the exemptive provisions of Section 4(2) of the Securities Act of 1933 (USA), as amended, and comparable state law provisions, based on representations by the parties and as reflected in the stock exchange agreement.

Description Of The Corporation Acquired

Pros or Cons Holding Company, Inc. organized under the laws of the State of New York in August 2000, has never been a party to any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of its business, except as stated herein.

ProsorCons is an Internet-based sports and entertainment media company that will provide branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide. Www.prosorcons.com, the company's flagship web site, will feature comprehensive, in-depth coverage of all major professional and college sports on a domestic and international basis. ProsorCons maintains a comprehensive online retail segment featuring our own unique merchandise and our faux memorabilia room. The Company is emerging from its development phase, having created an entire product line and web site based on the ProsorCons model. ProsorCons has already begun to subscribe members and has an address on the world wide web at "www.prosorcons.com".

Background Information

ProsorCons was conceived in December 1999 and began operating as an unincorporated entity. It incorporated in New York August 7, 2000. Initially, ProsorCons focused its development on market research. After an initial 45 day research period, management confirmed the validity of the business model and began negotiating with key personnel to develop the business. Eden Studios, Inc. was retained as Web Designers, Robert Alini was hired as President and Chief Technology Officer, Anne Elkins continues in her role of Chief Executive Officer.

Business Development

Pros or Cons Holding Company, Inc., an internet based business, was acquired by us on September 1, 2000. ProsorCons is an Internet-based sports media company that provides branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide. ProsorCons produces and distributes original, interactive sports content, including editorials and analyses, radio shows, contests, games, and fan clubs. ProsorCons also distributes a broad range of up-to-date news, photos, audio clips and video clips obtained from other leading sports news organizations. The Company utilizes news organizations that provide up-to-date general sports news and information for all major professional and college sports 24 hours a day, seven days a week, audio and video clips and color photographs, obtained from strategic partners and a variety of leading sports news organizations such as The Associated Press, CBS, Reuters and SportsTicker.

The company will operate as an "E-Zine", generating revenue from the sale of advertising, sponsorships, merchandise, commerce links, and content syndication. Eden Studios has completed designing a demo of the site that can be viewed at www.prosorcons.com. Eden Studio designed the site utilizing streaming media solutions, panoramic and interactive images, media encoding and formatting, programming (for all applications): C++, Visual Basic, Active/Java Server Pages (ASP/JSP), JAVA and JavaScript, HTML and DHTML, Scala, Director, Shock Wave, Flash, etc. The design incorporated E-Commerce and Database applications. Applied Theory will program and host the site at an approximate cost of sixty thousand dollars per year. An exact cost is impossible to calculate until the site is fully programmed and the exact number of pages within the site is determined. As part of their hosting responsibilities, Applied Theory is responsible for all security and managing the programming end of the sites e-commerce activities.

Business Strategy:

ProsorCons overall business strategy is to aggressively promote the ProsorCons.com brand worldwide in order to attract traffic and new users to its Web site. Our strategy is to increase traffic to the web site thus increasing our revenues and improve our profitability by delivering to local, regional and national advertisers efficient access to one or multiple markets. The following are components of our strategy:

Increase Unique Viewers on the Site. Management feels traffic will increase by utilizing an aggressive promotional campaign capitalizing on the general popularity of sports and tied to major sporting events, when, it is believed by management, interest is peaked. Free banner and link exchanges will be implemented maximizing advertising reach. It is anticipated that the athletes themselves will continue to generate substantial interest by creating off the field news. The site will capitalize on this fact by freely distributing its content, the stories themselves, to major sports outlets, thus drawing additional viewers to the site. Additional marketing plans underway are a member subscription sign-up program focusing on college campuses where Internet usership is highest and target demographics are substantial.

Utilize a Large, Proactive Sales Force. We believe that by retaining an advertising representative agency, commonly referred to as a "rep firm", that sells directly to local advertisers and, more traditionally, to advertising agencies, enables us to increase display levels and maximize our advertising rates. Internal costs are reduced by eliminating the salary expense of a large sales force. Advertiser hesitation regarding a new venue is reduced to a minimum, as the product is being vended by their traditional advertising agents. The outside sales force will be motivated by an incentive-based compensation program, and supported by a network of experienced managers who operate under our internally coordinated marketing plan. We believe the size, quality and motivation of this type sales arrangement provides us a competitive advantage.

Attract New Advertisers Through Direct Local Sales. By selling directly to local businesses not represented by advertising agencies, we seek to obtain a larger share of the overall advertising expenditures in our markets and broaden our customer base for Internet advertising. We will dedicate substantial resources to directly target local businesses whose advertising expenditures may not typically include Internet advertising and introduce them to the benefits of the medium. We will offer comprehensive sales, marketing and creative services that may make it easier for these potential customers to purchase Internet advertising.

Competitive Advantage. Management believes it will create a sustainable competitive advantage by utilizing two (2) primary strategies:
Focus the content of the site exclusively on off the field news, both pro or con, generated by sports thus occupying a niche within the sports/ entertainment industry that our market research has shown to be unfilled. Seek exclusive content sharing arrangements with sports leagues, franchises, and athletes deterring "copy-cat" competition and protecting our market share.

Principal Products, Services and their Markets

ProsorCons is an Internet-based sports media company that will provide branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide. ProsorCons plans to produce and distribute original, interactive sports content, including editorials and analyses, radio shows, contests, games, and fan clubs. ProsorCons will also distributes a broad range of up-to-date news, photos, audio clips and video clips obtained from other leading sports news organizations.

The Company's news organization will provide up-to-date general sports news and information for all major professional and college sports 24 hours a day, seven days a week, audio and video clips and color photographs, obtained from strategic partners and a variety of leading sports news organizations such as The Associated Press, CBS, Reuters and SportsTicker.
It will also publish exclusive editorials and analyses from its in-house staff of writers and editors and freelance sports journalists. ProsorCons will package its information and programming to enable users to follow local or regional team and event coverage, including team coverage from staff writers located in strategic cities across the nation. It will host monitored interactive chat sessions with sports superstars and personalities, and experts on subjects such as sports memorabilia and fantasy leagues. The Company will also host monitored forums dedicated to reporting exclusively on off-the-field-news.

Prosorcons.com, the flagship Website, will feature comprehensive, in-depth coverage of all major professional and college sports on a domestic and international basis, including but not limited to Major League Baseball; Minor League Baseball; National Football League; XFL; Canadian Football League; College Hockey; National Hockey League; International Hockey
League; American Hockey League; National Basketball Association; College Basketball; Women's National Basketball Association; American Basketball League; Auto Racing; Olympic Sports; Boxing; Wrestling; Rugby; Cricket; Skiing; Cycling; Soccer; Golf; Tennis; Health and Fitness; Volleyball; Horse Racing; and Women's Sports. ProsorCons will maintain a comprehensive online retail segment featuring our own unique merchandise and faux memorabilia room.

Site Features:

General Content:

ProsorCons is an Internet based business dedicated to reporting on the off the field news that makes athletes celebrities. ProsorCons.com will be a content driven site, focusing on stories about current or prior athletes whose off the court exploits are newsworthy. The site will capitalize on the fact that the public is as interested in what athletes do off the court as they are in what they do on the court. ProsorCons.com is an E-Zine with a twist: an evenhanded, news driven site. The balance is inherent in the name:
PROSorCONS. Some athletes are "PROS" and do considerable good. Unfortunately, these stories usually go unnoticed. Other athletes are "CONS" and will always be in trouble with the law. There will be no shortage of topical news events from which to cull content. In addition to current stories, an archive section will be established. Great athletes of the past will be featured, again reporting on all of their off the court activities, both pro and con. This evenhanded reporting will serve purposes beyond content.
By encouraging franchises to publicize the good deeds of their players, ProsorCons.com builds relationships and goodwill with the teams, leagues, and athletes. These relationships will help drive advertising revenue to the site and also help encourage teams to establish commerce links. Guest contributors will be recruited from popular sports commentators around the world. Sports talk radio hosts, newspaper columnists, announcers, ex-athletes and coaches are invited to take a stand on any relevant topic they wish. Regular editorials delving behind the headlines into topical issues and Guest hosts for "Chat Rooms" will be regular features.

Sources Of Content:

Content will be derived from a variety of sources. Business relationships will be established with recognized news venues like AP/UPI, Reuters, and other wire services. Newspapers from around the world will be contracted with to provide content and their own particular local perspective. A full-time staff will be devoted to searching the wire services newspapers, and other news venues for stories of interest. Content sharing arrangements with new media news sources such as "APB News.Com" will be established. Independent sportswriters will be encouraged to submit stories that will be cleared by our own news editors. Beyond these headlines, it is up to our staff to develop these stories. Our goal is NOT to recompile these headlines but to develop them as stories. It is one thing to report that (for example) Ray Lewis was arrested for murder. It is another, far more interesting, thing to provide the audience with a copy of the arrest report, an analysis of the possible penalties, the team'reaction, a biography of the defense attorney, Lewis' criminal history, his charitable history, other Ravens arrest records, other Ravens charitable involvement's, and an ongoing report of the progress of the case.

Individual franchises and leagues will be asked to submit stories of their own. We project that most of the "good news" stories will initially come directly from these sources but as relationships are developed, more pro stories will come from within. Even as we take the news of the pro from primary sources like individual franchises, they will also be treated in an evenhanded in-depth manner.

However, initially, the level of coverage will depend on the resources of ProsorCons. The aforementioned is dependent upon ProsorCons receiving $1,000,000 in funding, either directly from the parent company, or through a private placement. In the event that the said funds are not available, or are available only over a one to two year period, growth plans will have to be slowed, or curtailed.

Localization Of Content:

Sports are a national, if not global, obsession. However within this national obsession lies a local fervor. In order to appeal to these local interests, existing within the ProsorCons.com web site will be a roster of every major league team, major college conference, and major sports organization. Instead of clicking on a "Football" link, a viewer can click on, lets say, the Dallas Cowboys. Here at the Cowboys page, the viewer can get information, pro or con, about today's Cowboys, link to the archives for information about Cowboys of the past, and get general information about the franchise. The benefits of this localized approach are significant. Using Football as the example, instead of one (1) football page there are now thirty-one (31). This creates multiple advertising opportunities and also allows the web site, not the ISP, to control the flow of local advertising. Additionally, by simply tracking the viewer within the site, the profiling of the viewer is more complete and the database of profiled users is infinitely more valuable. The impact of this application will be more fully amplified in particular subsections of this plan. For example, the advertising section will discuss the impact of thirty-one times (31x) more ad space to sell to potential football advertisers. A sample listing of the hometowns follows:

Professional Football:

Arizona Cardinals            Detroit Lions              New York Jets
Atlanta Falcons              Green Bay Packers          Oakland Raiders
Baltimore Ravens             Indianapolis Colts         Philadelphia Eagles
Buffalo Bills                Jacksonville Jaguars       Pittsburgh Steelers
Carolina Panthers            Kansas City Chiefs         San Diego Chargers
Chicago Bears                Miami Dolphins             San Francisco 49ers
Cincinnati Bengals           Minnesota Vikings          Seattle Seahawks
Cleveland Browns             New England Patriots       St. Louis Rams
Dallas Cowboys               New Orleans Saints         Tampa Bay Buccaneers
Denver Broncos               New York Giants            Tennessee Titans
                                                        Washington Redskins


Ongoing Series:

Since so much of the pro or con of sports is a developing, evolving story, and because ProsorCons.com will rise above the headline approach of reporting these stories, ongoing series will be a regular feature of the site. The newsworthy headlines that are reported on will be developed so that a level of depth and information is provided to the audience allowing details not readily available elsewhere. Additionally, serial treatment of topical issues will be developed. Reports on the NCAA's graduation rates among scholarship athletes, steroid use, gambling, and other numerous dubious subjects will be explored. Likewise, regular reports about charitable involvement will be featured. What does the local "home run club" do with their donations? How can the audience get involved? What athletes are volunteering their time to what activities? The ability to cultivate these story lines will create consistent repeat visitors to the site and also make each average view of the site a longer experience. This will, of course, have the dual benefit of creating viewer loyalty and enhancing advertising rates through "stickiness".

Audience Polls:

A regular feature of ProsorCons.Com will be viewer polls. Viewers will be asked to vote on an array of issues. "Pete Rose -- Pro or Con"? Should NCAA Athletes get paid? Legal sports books -- Pro or Con? "Taunting" penalties -- Pro or Con? By encouraging regular audience involvement the site will continuously promote an interactive, loyal, feel and "brand" itself. The goal is to always provide a reason for the viewer to visit, not just wait for a headline event to remind someone to stop by.

Chat Rooms:

An outgrowth of the "polls", chat rooms will further allow members to voice their opinions on any topic they want. Guest hosts will be a regular feature of these chat rooms. By employing well known sports figures to host the chat rooms, ProsorCons.com will develop chat room themes similar to radio call-in shows. These guest hosts will also attract new viewers to the page and expand the reach of the site. Monitoring of the chat rooms will profile the audience even further. Since you must have a member ID to use a chat room, an invaluable database will be built. Chat rooms have proven remarkably popular as an Internet feature, one that extends viewer time on a site, a spot where targeted advertising can be easily sold, and a magnet to repeat viewers; ProsorCons.com will capitalize on these benefits.

Fan Clubs:

An extension of the polls and chat rooms will be member "Fan Clubs".
A 10% discount on ProsorCons merchandise will be offered to the audience thus encouraging participation. The number and type of the clubs are only limited by the audiences' creativity. As has been demonstrated by AOL's Town Square, members will create more clubs and alliances than imaginable.

E-Greetings:

Want your voice heard?  Want a message sent to a particular athlete?
Want to tell a friend about the site or send them a particular article?
Use a ProsorCons.com E-Greeting Card. These cards will be sent with the ProsorCons logo on top with a personalized message inside. All mailings will go through the ProsorCons postmaster to avoid unwanted associations and legal ramifications. The site now has a voice. The number of E-Greetings sent on any particular topic will make the recipient take notice of the site. ProsorCons.com will build an identity with athletes, franchises, and leagues. If 100,000 E-cards are sent to the NCAA complaining about their St. Johns probe, they will notice. If the same 100,000 are cc'd to the St. Johns University Athletic department, they too will notice. If a member believes that their voice, opinion, and input are heard, they will continue to participate. As proven by the fact that every newspaper has an editorial response page, people love to voice their opinions. As proven by sports radio call in shows, people love to argue over sports. ProsorCons.com
Polls, Chat Rooms, Fan Clubs, and E- Greetings gives an outlet to this passion and keeps the audience coming back on a regular basis.

Personalized Home Page:

Members will have the opportunity to personalize their ProsorCons.com experience. Any feature that you want to regularly return to can be put in your personal home page and automatically seen when you sign on. The personalized home page can be programmed so that it "pops up" whenever you sign onto the Internet, nit just when you sign onto the web site. Again, heightened profiling of the audience allows targeted advertising and interaction plus ease of use generates repeat viewers.

Look And Feel:

Beyond what the site says, it is equally important how it says it.
The layout of the site must be easily navigable, and it must be entertaining. "Eden Studios On-Line" has agreed to act as web designer. A part of this responsibility includes updating the site so it stays fresh. The basic layout of the site will include a headline event, a pro link, and a con link. The regular features will exist within the links on the right hand side of the page. For example, "hometowns" will exist within the side link "leagues". A single click will take you to the league you want, a second click will give you the teams in the league, a third click will bring you to your team of interest. Of course you can always pre-program this link into your ProsorCons.com Home Page. When you initially sign on, sound effects will greet you. For example, "Play Ball" will sound when you sign on to the site. "Lets get ready to rumble" when you link to a con story, "Gooaaal" when you link to a pro story. The premise is to create an entertaining experience that insures visits even when a headline story isn't breaking. Further reinforcing this theme is the use of streaming video. Video highlights and information will be made available on the featured athletes. This segment will grow in popularity as technology becomes more accessible.

                         Market For Products

	Target Audience:

ProsorCons.com is a free web site that will attract the casual and hardcore sports fan. The audience of the site will be comprised primarily of a demographic overwhelmingly represented by the 18-49 y/o male. According to the United States Census Bureau, there are approximately 60 million members of this demographic. Additionally, casual and hard-core sports fans exist within other demographics. If you allow that merely ten percent (10%) of the following demographics are sports fans, the potential audience of ProsorCons.com is in excess of 100 million. Additional demographics to consider are men over 49 (approx. 15 million), women aged 18-49 (approx. 90 million) and teenagers aged 12 -17 (23 million). That is approximately forty percent (40%) of the United States population, and this survey only considered the United States.

The Internet is a global resource, sports is a global phenomenon, and American sports figures are recognized all over the world. Since the potential audience now becomes difficult to compute, all following assumptions are based on U.S. demographic information only. Of course, total population is not Internet population. One (1) in three (3) Americans used the Internet in 1997, the latest year that the Census Bureau released statistics. That translates to approximately 90 Million users in 1997, and given the rate of population and Internet growth, today that number well exceeds 100 million. Since approximately 40% of the U.S. population is within the target demographic, we can safely assume that 40% of the Internet population is within our demographic, or a potential audience of 40 million. Research conducted by Media Metrix further supports these assumptions as their findings indicate that approximately 38.5 % of males aged 18-49 uses the Internet. This demographic, while the core audience, is only a segment of the potential viewer.

Women's sports are among the fastest growing leisure activities in the country. Women, as sports fans, are a growing market. Teenagers, approximately twenty percent (20%) of the total population, whose familiarity with computers and the Internet has the highest ratio, are overwhelmingly drawn to controversial and non-traditional sports. Proof of this fact is borne out by "Professional" wrestling ratings. Additionally, technology allows the site to be multi-lingual at the touch of a button. Just as you can walk into an ATM machine and have the machine ask you what language you want to proceed in, so too can ProsorCons.com be translated. Initially, this will allow the site to become known outside the United States. Eventually, it will allow for global expansion as "ProsorCons.com - Europe", "ProsorCons.com - Latin America", and "ProsorCons.com - Asia" are introduced.

American sports figures are global celebrities, as demonstrated by the "Dream Team". Internationalization of sports is growing, as demonstrated by MLB and the NBA playing games in Mexico and Japan and the World Cup coming to the United States. Children all over the world grow up dreaming of being a famous American athlete, as illustrations think San Pedro de Marcoris for baseball and Eastern Europe for basketball. To ignore this trend would be to miss out on the global accessibility provided by the Internet, the "World Wide Web".

ProsorCons market opportunity is diversified across a number of market segments, including multimedia, Internet, Radio, and a syndicated web/ TV presence. ProsorCons operates in a high growth environment. The Internet is the fastest growing communication and/or entertainment medium in history gathering over 50 Million viewers in 5 years in the United States alone. Management believes ProsorCons is well positioned to take advantage of the rapidly growing Internet market.

The site in four (4) particular areas will generate revenue:
Advertising sales, merchandise sales, E-commerce links, and licensing fees. Each area will be dealt with individually as follows. This area will focus on a description of how each area will function in order to generate revenue.

Advertising sales:

The sale of advertising, primarily "banner ads" will comprise a significant revenue source for the site. Our banner advertisements will differ from the competition in several ways. Primarily, rather than utilizing ordinary banners, we will utilize three-dimensional active advertisements designed to enhance viewer attention and response rate. We will also utilize our streaming video box as an advertising medium, also differentiating us from the competition. Additionally, by capitalizing on our approach to localizing content, we have created a local advertising market heretofore unavailable. Management believes that significant advertising revenue should be generated from the sale of local team page sponsorships.

Merchandise:

ProsorCons.com will have several logos serving dual purposes. One purpose will be to "brand" the site and create a unique identity. A second purpose will be to include these logos on merchandise sold through the sites "Clubhouse Store". By entering the Clubhouse, a viewer will be able to select from a variety of logos and products to purchase. T-shirts, sweatshirts, baseball caps, gym bags, and golf club covers are initially planned. Using readily available technology, the viewer will be able to superimpose any logo on any piece of merchandise and see what it will look like prior to ordering. This will have the further benefit of extending the viewers average visit, even if they don't make a purchase since shopping is now an interactive experience. This "stickiness" also makes the Clubhouse Store a valuable advertising spot. Ultimately, as Internet advertising becomes more sophisticated, this stickiness will allow ProsorCons.com to charge a higher CPM since the average viewer will be on the site for a longer period.

E-Commerce Links:

Relationships with other commerce websites will be established whereby ProsorCons.com will receive 5% from every sale made through our link. Our commerce links will have a slightly different approach. ProsorCons.com is currently developing proprietary software to run a moving commerce link. Akin to screen savers, an image will float across the screen that when clicked will change. In our model, a sports figure will be placed on one side of the screen and an appropriate image on the other. For example, a basketball player will shoot from one side of the screen to a hoop on the other side. Inside the ball will appear the word "Nike". If the viewer clicks on the ball he will be given the chance to link to the Nike website, see a Nike commercial, or close the window and return to ProsorCons.com.
If the viewer chooses to leave the site he will be warned that he is leaving the site and in order to return he must exit the Nike site.

According to Forrester Research, revenue from online transaction was $60 Billion in 1998 and projected at $226 Billion in 2000.

Sponsorships:

Advertisers will be given the opportunity to sponsor certain areas within the site. A&E will be approached to sponsor a biography section on featured athletes. The History Channel will be approached to sponsor our archives. Sports Channel and/or Fox Sports will be approached to sponsor our video highlight section.

Competitive Advantage:

As a small, streamlined, focused sports and entertainment company
ProsorCons has created certain competitive advantages for itself. One significant competitive advantage was created by focusing the content of the web-site exclusively on off the field news. All other major competitive sports web sites concentrate their energy on game related information. Through a commitment to reporting on a unique market niche, exclusive content sharing arrangements with sports leagues, franchises, and athletes, and making its content readily available to major sports news outlets, ProsorCons will maintain its competitive advantage and reduce the possibility of copycat sites.

Competitive Business Conditions, Competitive Position in the Industry, and Methods of Competition:

ProsorCons uses an entirely different approach to sports information.
The exclusive focus on a unique market niche comprised entirely of off the field news about athletes allows an advantage over more established sports news venues that focus mainly on game related information. Our general competition may include larger, better known, and better financed competitors across all media outlets. However, Management feels that this focus gives the site a differentiable niche, one which has no direct competition. A discussion of the competitive environment, and the risks associated with that Environment is discussed below.

                             RISK FACTORS

The securities we are offering are speculative in nature and involve a degree of risk. You should purchase them only if you can afford to lose your entire investment in us without a materially adverse impact on your standard of living or financial security. Therefore, before any purchase you should consider the following risk factors, as well as all other information set forth in this prospectus.

                     FINANCIAL RISKS OF THE OFFERING

You May Lose Your Entire Investment, if We do not Operate Profitably.

If we do not operate successfully in the future, our business will likely fail and you will lose your entire investment. We cannot give you any assurances we will operate profitably in the future. We have a history of marginal profitability operating losses, and lacking future profitable operations, will need additional capital, which we have no assurance whatsoever of being able to obtain. (See "Financial Statements", "Management's Discussion And Analysis Of Financial Condition, Changes In Financial Condition And Results Of Operations").


Your Investment may be Diluted due to Potential Future Sales Pursuant To
Rule 144.

Generally, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of shares which does not exceed the greater of one percent (1%) of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has not been an affiliate of ours for at least 90 days and who has satisfied a one year holding period.

The holding period for all of our currently outstanding restricted shares required by Rule 144 will expire during October of 2001, and after that, the holders may periodically sell their Company securities, subject to applicable volume limitations, restrictions on the manner of sale and applicable reporting requirements (see "CERTAIN TRANSACTIONS").

There is no Trading Market for our Shares.

At present, there is no market for our securities, and there can be no assurance that an established trading market or any public market will develop in the future. In the event a market is developed, it may not be able to be sustained, and it is entirely possible that you will not be able to sell our securities at any price. In any event, any market we may develop will, in all likelihood, be a substantially limited one.

You May Suffer Adverse Effects due to the Penny Stock Regulations.

Securities, generally, with a price $5.00 per share or less are referred to as penny stock. These securities are unsuitable for you if you have a low fixed incomes and limited net worth. As well, they are not suitable if you are risk aversive or have income as your sole investment objective. Investment broker/dealers must satisfy special sales practice requirements, including making written suitability determinations regarding any persons wishing to invest in penny stock; written consent of the purchaser prior to purchasing penny stock; delivery of a disclosure statement outlining the risks associated with penny stock prior to any transaction; a written current bid and ask quotation and commissions to be earned by the broker/dealer in the transaction; and monthly statements stating the market value of any penny stock held in a portfolio. These requirements, will likely limit you in any attempts you may make to sell our stock.

                             BUSINESS RISKS

You May never Receive any Dividends from Us.

	We have never paid dividends on our Common Stock in the past. We do not anticipate paying dividends in the foreseeable future and intend to devote earnings, if any, to the development of our business. The payment of dividends in the future rests within the discretion of our Board of Directors and will depend on the existence of substantial earnings, our financial requirements, and other factors. Earnings, for the foreseeable future, are expected to be retained to finance corporate business expansion.

We May Not Be Able To Compete Successfully In The Very Competitive Market.

We may face competition from competitors with significantly greater financial, sales and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships with advertisers, content and application providers and/or other strategic partners than we have. There can be no assurance that we will be successful in achieving widespread acceptance of our products and services before competitors offer services similar to our planned current offerings, which might preclude or delay purchasing decisions by potential customers. Widespread commercial acceptance of any of competitors' products could significantly reduce the potential customer base for our products and services, which could have a material adverse effect on our business and financial results.


Dependence upon and Need for Key Personnel; Change in Control

Our success depends to a significant extent upon the efforts of senior management personnel and a group of employees with long-standing industry relationships and technical knowledge of our business and operations. The loss of certain key members of senior management and the inability to replace such member could have a material adverse effect on our business and operations. Our success also will depend upon our ability to attract and retain highly qualified and experienced management and technical personnel. We face competition for such personnel from numerous other entities, many of which have significantly greater resources than we do. We cannot assure you that we will be successful in recruiting such personnel or that, if recruited, such persons would succeed in establishing profitable operations for our organization.

The effect of the issuance of Common Stock as discussed earlier may result in the change in control our Company. There is no guarantee that the controlling shareholders will retain all or any of our current management. Should management be replaced, there is no guarantee that our current plans and development will be continued. The value of your Common Stock may be negatively impacted by any such change in management and control.

Rapid Technological Change and Risk of Obsolescence

The market for computer products is characterized by rapid technological advances, evolving industry standards, changes in end user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and products currently under development obsolete and unmarketable.

Our success will depend upon our ability to enhance our current products and develop and successfully introduce and sell new products that keep pace with technological developments and respond to evolving end user requirements. If we do not anticipate or respond adequately to technological developments, end user requirements, or significant delays in product development or introduction, our competitive position in the marketplace could be damaged and we could experience a decrease in revenues. We expect to increase the use of additional external and internal resources in the near term to meet these challenges. However, we can provide no assurance that we will be successful in hiring, training and retaining qualified product development personnel to meet our needs or that we will be successful in developing and marketing new products or product enhancements on a timely basis. Any failure to successfully develop and market new products and product enhancements would have material adverse effect on our results of operations.

               INTERNET ENVIRONMENT AND ASSOCIATED RISKS

Business Depends On The Growth Of The Internet

Our market is new and rapidly evolving. Our success is highly dependent upon continued growth in the use of the Internet generally and, in particular, as a medium for advertising, information services and commerce. Internet usage may be inhibited for a number of reasons, such as: the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows, security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems, privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent, and the lack of availability of cost-effective, high-speed services.

If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance or reliability may decline. In addition, Websites may from time to time experience interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our Web sites, could be adversely affected.

Adoption Of The Internet As An Advertising Medium Is Uncertain

Our business, results of operations and financial condition would be materially adversely affected if the Internet advertising market develops more slowly than we expect or if we are unsuccessful in increasing our advertising revenues. We will derive a substantial portion of our revenue from the sale of advertisements on our Web site. Since the Internet advertising market is new and rapidly evolving, we cannot yet gauge its effectiveness as compared to traditional advertising media.

The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. These businesses may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. Many potential advertisers have little or no experience using the Internet for advertising purposes. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising.

Advertisers may not advertise on our Web sites or may pay less for advertising on our Web sites if they do not believe that they can reliably measure the effectiveness of Internet advertising or the demographics of the user viewing their advertisements. We use both internal measurements and measurements provided to us by third parties. If these third parties are unable to continue to provide these services, we would have to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business while we are replacing these services. In addition, we are implementing additional systems designed to record demographic data on our users. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

To the extent that minimum guaranteed impression levels are not met ratably over the contract period, we defer recognition of the corresponding pro-rata portion of the revenues related to such unfulfilled obligation until the guaranteed impression levels are achieved. Advertising based on impressions, or the number of times an advertisement is delivered to users, comprises virtually all of our current revenues. To the extent that minimum impression levels are not achieved for any reason, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory. Our revenues could be adversely affected if we are unable to adapt to other Internet advertising pricing models that are adopted as industry standard. It is difficult to predict which, if any, pricing models for Internet advertising will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues.

We May Not Be Able To Adapt As Internet Technologies And Customer Demands Continue To Evolve

To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing our Web sites and introducing new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting providers of Internet services. Our business, results of operations and financial condition could be materially adversely affected if we incurred significant costs to adapt, or cannot adapt, to these changes.

Concerns Regarding Security Of Transactions And Transmitting Confidential Information Over The Internet

A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we will use to protect customer transaction data. If any such compromise of our security were to occur it could have a material adverse effect on our business, results of operations and financial condition. If someone is able to circumvent our security measures, such person could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of third party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches would not have a material adverse effect on our business, results of operations and financial condition.

For all of the reasons stated above, and others set forth in this prospectus, our securities involve a high degree of risk. If you are considering an investment in these securities, you should be aware of these and other factors set forth in this prospectus. You should only purchase these securities if you can afford a total loss of your investment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, CHANGES IN FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis relate to factors which have affected the financial condition and results of our operations for its years ended December 31, 1998, December 31, 1999, and the quarter ended October 31, 2000.

We were formed in Delaware on August 7, 1997 as a marketing company, specializing in outdoor billboard advertising. We have the right to market, worldwide, a patented mobile advertising display service, which utilizes the Vital Sign (tm),a bicycle mounted billboard. We emerged from our development stage at the end of our first fiscal year. During our first two years of operation we focused on marketing the Vital Sign concept. On August 1, 1999, we purchased United Outdoor, Inc., a company focused on outdoor advertising with special emphasis on the entertainment industry, to enhance and augment our outdoor advertising business.

On September 1, 2000 we purchased ProsorCons Holding Company, Inc., a development stage Internet company specializing in the presentation of off-field activities of athletes. It was felt that our basis in advertising would give this acquisition a firm basis in obtaining the advertising revenue it required to become successful.

We intend to focus our future growth on the Internet media, with special emphasis on the Internet Entertainment Delivery Industry, specializing in Sports related topics and ventures. To better reflect our anticipated future business directions, we changed our name to PROSORCONS SPORTS & ENTERTAINMENT COMPANY on January 5, 2001.

Discussion of Financial Information

The data discussed and presented here is derived from the audited statements for the fiscal years ended July 31, 2000 and July 31, 1999; and the quarter ended October 31, 2000 and October 31, 1999.

Operating revenues decreased by $187,964 (33%) for the quarter ended October 31, 2000 as compared to the quarter ended October 31, 1999. The main reason for the decrease was the restructuring of our business to an Internet Entertainment delivery system. In the fiscal year ended July 31, 2000 Revenues were $1,585,594 as compared to $1,279,227 for the year ended July 31, 1999.

Gross profit for the first quarter of 2000 decreased to $47,063, from $126,696 for quarter ended October 31, 1999. Gross profit for the year ended July 31, 2000 was $506,807 as compared to $509,502 for the previous fiscal year.

General and administrative expenses were $63,353 for the quarter ended October 31, 2000, compared to $115,476 for the same period in 1999. This large decrease in general and administrative expenses for the period in 2000 is mostly due to a general effort by management to make the company more efficient. The relative ration of expenses to total expenses remained roughly the same. For the fiscal year ended July 31, 2000, the general and administrative expenses were $461,915 as compared to $872,628 for the preceding fiscal year. The Company feels that over the ensuing years, its growth and expansion will largely be attributable to the efforts and expenses incurred during the fiscal year ended July 31, 2000, in restructuring and refocusing the company.

The net loss for the quarter ended October 31, 2000 was $1,981 or $0.001 per share based on 7,000,000 shares outstanding, as compared to a profit for the first quarter of 1999 of $5,037, or $0.001 per share. The net loss for the period is primarily attributed to insufficient level of revenue generated by the Company, and its refocus of time and funds in developing its Internet operations. For the year ended July 31, 2000, the net profit was $20,147, as compared to ($643,206) for the previous year.

On October 31, 2000, the cash and investment certificate position of the Company was $23,443. Current assets on October 31, 2000 were $296,800. The cash and investment certificate position of the Company was $11,502 on July 31, 2000 as compared to $17,01745 on July 31, 1999. Current assets, as a whole, doubled from $122,855 on July 31, 1999 to $292,320 on July 31, 2000.

Liquidity

We believe that we have the cash funds and necessary liquidity to meet the needs of the company over the next year. Our current primary business is Vital Sign's billboard advertising business, and the operation of this business at historic levels will cover our needs, with respect to cash and liquidity needs, over the next 12 month period.

However, to fully maximize the potential presented by our strategy of integrating our traditional operations with Internet applications, and fully developing our corporate growth strategy for ProsorCons, we believe that approximately $4,000,000 will need to be raised. It is projected that these funds will be utilized during a one year period. In the event only part of the fund are raised, then those funds will be allocated to our online business. The money will likely be raised through private placements of shares or a secondary offering. In the event the funds are not raised, we will continue with our sales activities and, management believes, meet our liquidity demands. The funds, as noted above, are for increased activity and sales, not for primary liquidity demands.

Sources and Availability of Raw Materials and the Names of Principal Suppliers

ProsorCons services are not reliant on the availability of raw materials, but, rather, involve the development of computer applications. Sources of all materials, Internet services, and equipment are readily available from a large number of suppliers, none of which would be difficult to replace.

Dependence on One or a Few Major Customers

No customer of ProsorCons accounts for more than 5% of its business.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, Including Duration

Other Intellectual Rights

ProsorCons has the rights to utilize the Internet domain name "prosorcons. com" and uses the mark throughout the world. Additionally, the company is developing proprietary logos, trademarks, and service marks, all of which will be protected to the full extent allowed by intellectual property laws.

Need for Any Government Approval of Principal Products or Services

To the best of ProsorCons management's knowledge, there are no special requirements for government approval of its principal products or services, not generally applicable to normal business operations.

Effect of Existing or Probable Governmental Regulations on the Business

The law relating to the liability of Internet on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against ProsorCons.com relating to information carried on, stored on, or disseminated through their network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition and results of operations. If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as: content; privacy; access to some types of content by minors; pricing; bulk e-mail or "spam;" encryption standards; consumer protection; electronic commerce; taxation; copyright infringement; and other intellectual property issues.

We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations.

Costs and Effects of Compliance with Federal, State and Local Environmental
Laws

ProsorCons is not aware of any expenses directly attributable to compliance with federal, state or local environment laws or regulations.

Number of Total Employees and Number of Full Time Employee

ProsorCons has 4 full time employees, and no part time employees.

Equipment

The fixed assets of ProsorCons, as valued for accounting purposes, have a depreciated book value of $9,550, and an non-depreciated book value of $55,000. The assets are principally comprised of computers, computer equipment, and software, along with office furniture.

  ADDITIONAL INFORMATION REGARDING PROSORCONS SPORTS & ENTERTAINMENT COMPANY


Investment Policies

We have no investment policies with respect to investments in real estate or interests in real estate or investments in real estate mortgages, or in other securities of other corporations.

Litigation.

We are not a party to any material litigation.

Operating Subsidiaries of the Registrant

The Company has two operating subsidiaries, United Outdoor, Inc.
and ProsorCons Holding Company, Inc. United Outdoor, Inc., is an out-of-home advertising company that markets advertising space primarily on transit vehicles and outdoor advertising displays. ProsorCons. is an Internet-based sports media company that provides branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide.

Estimate of the Amount Spent During Each of the Last Two Fiscal Years on Research and Development Activities, and if Applicable the Extent to Which the Cost of Such Activities are Borne Directly by Customers

During the past year, management believes ProsorCons spent approximately $100,000 on R&D: none of which will be directly borne by customers, but all of which will be indirectly borne by the customer as reflected in the price of the products of and a portion of which will be allocated to the amortized cost of development.

During the past two years we spent approximately $25,000 on R&D for advertising related product development, all of which will be borne by the customer as reflected in the price of our products.

Costs and Effects of Compliance with Federal, State and Local Environmental
Laws

We are not aware of any expenses directly attributable to compliance with federal, state or local environment laws or regulations.

Number of Total Employees and Number of Full Time Employee

We currently have 10 full time employees, and no part time employees, of which 6 work for United.

Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of such contract filed as an exhibit to the Registration Statement. You may inspect The Registration Statement and all of its exhibits without charge at the Public Reference Section of the Commission in its Washington, DC. office. You may obtain copies of all or any part of the Registration Statement from the Commission at prescribed rates, and may view them at the S.E.C.'s Web Site, whose address is http://www.sec.gov. We will provide you with Copies of the Registration Statement and the attached Exhibits without charge upon written or oral request addressed to Mr. Robert Elkins; 2 Wakefield Avenue Port Washington, NY 11050, or by calling (516) 883-4518.

We currently do not furnish our stockholders with annual reports on Form 10-KSB containing financial statements certified by our independent public accountants and quarterly reports on Form 10-QSB containing unaudited financial information for the first three quarters of each fiscal year. However, commencing with the filing of this registration statement, such reports will be furnished, as will all filings requires by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended.

ITEM 2  DESCRIPTION OF PROPERTY.

We currently rent approximately 2,500 square feet for our staff, and the staff of our subsidiaries, at 505 Eighth Avenue in New York.

Management is of the opinion that its current facilities are adequate for its immediate needs. As the Company's business increases, additional facilities will be required, however the current facilities are expected to suffice until after December 31, 2001.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES.

The following table sets forth the names, positions and ages of the executive officers and directors of the Company. Directors will be elected at the Company's annual meeting of shareholders and serve for one year or until their successors are elected and qualify. Officers are elected by the Board and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board.

                        First Elected
Name            Age     or Appointed/Term        Position

Anne Elkins     34      September 1, 2000        Chief Executive Officer/
                                                 President, United
Robert Alini    45      September 1, 2000        President/Chief
                                                 Technology Officer/
                                                 President,ProsorCons
Todd Wenner     37      September 1, 2000        Secretary/Executive
                                                 Vice-President

Biographies of Directors, Officers and Director Nominees

ANNE ELKINS: Chief Executive Officer, ultimately responsible for all facets of the Company's operation. Her attention will be focused on Media Relations and Advertising Sales. Prior to this position Ms. Elkins was the Senior Vice-President MediaCom, Inc. She has been a MediaCom employee since 1990, an Executive since 1996, and Management since 1992. In these various high-level positions, Anne has supervised, planned, and implemented the national television broadcast campaigns of several fortune five hundred multi-million dollar clients. Clients for whom Anne is the Executive include Glaxco Smith-Kline, Reebok, Warner Brothers, and Hasbro. As executive Anne has controlling input over the flow of approximately nine hundred million dollars ($900,000,000.00) in media investment. She had an integral part in the creation, planning, and implemention of innovative media buying strategies for the College Bowl Alliance and "Survivor".
Anne is a recognized influence in the National Broadcast Market. The magnitude of this position allows a great influence into the budget and planning of these clients entire media plan.

ROBERT ALINI, President, and Chief Technology Officer, Mr. Alini will be responsible for coordinating and maintaining an integrated effort between Eden Studios and Applied Theory. He will also be responsible for the management of all daily operations. Prior to this position Robert has been the Director of Operations at API since November 2000. In his capacity as Director of Operations, Robert is responsible for the coordination of all departmental operations for an electronics company that manufactures semi-conductors. In addition to these management responsibilities, Robert is the computer network administrator for the company. He has been involved with computer systems architecture and integration for over 10 years. As systems administrator Robert is responsible for all network client server functions including Internet access, security, and routing.

TODD WENNER, Executive Vice-President/Secretary, is responsible for maintaining all corporate protocols and advising on all major financial matters. Prior to this position Mr. Wenner was Vice President of Sterling American Property, the private equity real estate fund company affiliate of Sterling Equities, Inc., a position he held for three years. Todd was also a partner in this company's private equity funds. Todd was involved in the sourcing, underwriting, negotiation, acquisition, funding and management of over $300 million worth of properties for such funds.


Family Relationships.

None of the Directors, Officers, or significant employees of the Registrant or its Subsidiary are related or affiliates.


Involvement in Certain Legal Proceedings.

During the past five years no current director, person nominated to become a director, executive officer, promoter or control person of the Company or its Subsidiary has been a party to or the subject of:

(1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) Any conviction in a criminal proceeding or has been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoying, barring suspending or otherwise limiting his involvement in any type of business, securities or banking activities;
and

(4) Been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.



ITEM 4.	REMUNERATION OF DIRECTORS AND OFFICERS.


                        SUMMARY COMPENSATION TABLE

The following table sets forth information relating to the compensation paid by us in each of the last three fiscal years to: (i) its Chief Executive Officer; and (ii) each of its executive officers whose annual compensation exceeded $100,000 during this period.


Name and
Principal     Fiscal             Other Annual             LTIP    All Other
Position      Year  Salary Bonus Compensation Options/(#) Payouts Compensation
______________________________________________________________________________

Anne Elkins    2000 52,000   0        0          0          0          0
Chief
Executive
Officer
Gary Saunders* 2000 80,000   0        0          0          0         (1)
Chief
Executive
Officer        2000 80,000   0        0          0          0          0
               1998 80,000   0        0          0          0          0
Garnet
Morris**       2000 80,000   0        0          0          0         (1)
President      2000 80,000   0        0          0          0          0
               1998 80,000   0        0          0          0          0

_________________
*Mr. Saunders resigned his position on September 1, 2000.
*Mr. Morris resigned his position on September 1, 2000.
(1) Mr. Saunders, and Garnet Morris, the President of Vital Signs, Inc., who resigned on September 1, 2000, each received $58,355 on the purchase United Outdoors, Inc. by the Company.

ITEM 5.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
CERTAIN SECURITY HOLDERS.


PRINCIPAL STOCKHOLDERS

As of January 1, 2001, the following persons, including any "group", are, based on information available to the Company, beneficial owners of more than five percent of the Company's common stock:

                  Name and Address       Amount and Nature of     Percent
Title of Class    of Beneficial Owner    Beneficial Ownership     of Class

Common Stock      Anne Elkins            1,000,000                 14.28%
                  Port Washington, NY    Record and Beneficial
                  11050                  Owner

Common Stock      Alini Family Trust     1,500,000                 21.4%
Levittown, NY                            Record and Beneficial
                                         Owner

Common Stock      Eden Studios, Inc.     1,000,000                 14.28%
                  Tampa, FL              Record and Beneficial
                                         Owner

Common Stock      Gary Saunders          800,000                   11.42%
                  Freeport, NY           Record and Beneficial
                                         Owner

Common Stock      Garnet Morris          500,000                    7.14%
                  New York, NY           Record and Beneficial
                                         Owner

Security Ownership of Management

As of the date of this document, the following table discloses, as to each class of equity securities of the Company or any of its parents or subsidiaries other than directors' qualifying shares, beneficially owned by all directors and nominees, the names of each executive officer (as defined in Item 402[a][2] of Securities and Exchange Commission regulation S-B), and directors and executive officers of the Company as a group, the total number of shares beneficially owned and the percent of class so owned. Of the number of shares shown, the associated footnotes indicate the amount of shares with respect to which such persons have the right to acquire beneficial ownership as specified in Securities and Exchange Commission Rule 13(d)(1).

                  Name and Address       Amount and Nature of     Percent
Title of Class    of Beneficial Owner    Beneficial Ownership     of Class

Common Stock      Anne Elkins            1,000,000                 14.28%
                  Port Washington, NY    Record and Beneficial
                  11050                  Owner

Common Stock      Robert Alini           1,500,000                  21.4%
Levittown, NY                            Record and Beneficial
                                         Owner

Common Stock      Todd Wenner            100,000                     1.4%
Morristown, NJ                           Record and Beneficial
                                         Owner
_____________________________________________________________________________

ITEM 6.	INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.


The following information pertains to all transaction during the last two year, or proposed transactions, to which the Company was or is to be a party, in which any of the following persons had or is to have a direct or indirect material interest: any director or executive officer of the Company: any nominee for election as a director; any principal security holder listed below; and, any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons.

                 Relationship      Nature of Interest     Amount of   Fiscal
Name             to Company        in the Transaction     Interest    Year
                                                                      Ending

Anne Elkins      CEO               Recipient of Shares    (1)         2001
Robert Alini     President         Recipient of Shares    (1)         2001
Gary Saunders    CEO (2)           Owner of Shares Sold   (3)         2000
Garnet Morris    President (2)     Owner of Shares Sold   (3)         2000
Todd Wenner      Secretary         Recipient of Shares    (4)         2000

(1) Anne Elkins received 1,000,000 common shares and Robert Alini received 1,500,000 of our common shares and 5,000,000 preferred non-convertible voting shares in our Preferred Stock as compensation on the purchase of ProsorCons Holding Company, Inc.
(2) Gary Saunders and Garnet Morris resigned on September 1, 2000.
(3) Gary Saunders and Garnet Morris each received $58,355 for their 2/3 interest in United Outdoors, Inc. on August 1, 2000, when the Company purchased United.
(4) Todd Wenner received 100,000 shares as compensation on the purchase of ProsorCons Holding Company, Inc.

ITEM 7.	DESCRIPTION OF SECURITIES.

                             COMMON STOCK

We are authorized to issue 50,000,000 shares of Common Stock, with a par value of $0.001. Immediately prior to this offering 7 Million shares of Common Stock were outstanding and held of record by approximately two hundred (200) persons as of February 1, 2001. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock currently is not redeemable and has no conversion or preemptive rights. The Common

Stock currently outstanding is (and the Shares being issued pursuant to this prospectus will be) validly issued, fully paid and non-assessable.

In the event of liquidation of our assets, holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities. We may pay dividends, in cash or in securities or other property when and as declared by the board of directors from funds legally available therefore, but has paid no cash dividends on its Common Stock.

Our articles of incorporation and amendments thereto do permit all or a designated voting group of shareholders to be entitled to cumulate their votes for directors. As of the date of this memorandum, there have not been such rights actually granted to any group of shareholders. Such rights could be granted in the future.

DIVIDENDS

The payment, by us of any other dividends in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception; however, we may pay dividends if business operations permit.


ADDITIONAL INFORMATION

The foregoing statements are a summary of the rights and privileges of the holders of our Common Stock. It does not purport to be complete and is subject to the provisions of the corporate by laws of the State of Delaware, the Securities Act of 1933, as amended, and to the terms of the Company's Articles of Incorporation and By Laws. The foregoing statements are qualified in their entirety by such references.

PREFERRED STOCK

We are authorized to issue 10,000,000 shares of preferred stock. All has been issued as non-convertible voting shares, with a liquidation value of $10,000,000, and is held by Robert Alini and Anne Elkins.


                             PART II


ITEM 1.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
OTHER SHAREHOLDER MATTERS.

There is currently no public trading market for our common stock. As of January 1, 2001 there were approximately 200 shareholders of record of our common stock.

There are currently no outstanding warrants or options to purchase any of our stock, nor is there any security agreement, securities or any other rights outstanding that are convertible into shares of our common stock.

Generally, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of shares which does not exceed the greater of one percent (1%) of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has not been an affiliate of the Company for at least 90 days and who has satisfied a one year holding period.

There are 7 shareholders holding 4 million shares which will be eligible for sale in January of 2002, pursuant to fulfilling the terms as set down in Rule 144.

The transfer agent for the Company's Capital Stock is Continental Stock Transfer Company of New York, located at 2 Broadway, New York, New York.

We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and we do not anticipate that any cash dividends will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Declaration and payment of future dividends, if any, will be at the sole discretion of the board of directors.

PENNY STOCK

Until our shares qualify for inclusion in the NASDAQ system, there will continue to be no trading market for our shares. As a result, an investor may find it more difficult or impossible to dispose of, or to obtain accurate quotations as to the price of the securities offered.

Effective August 11, 1993, the Securities and Exchange Commission adopted Rule 15g-9, which established the definition of a penny stock, for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement regarding the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience, and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

ITEM 2.  LEGAL PROCEEDINGS.

We are not a party to any material legal proceeding, nor is any officer, director or affiliate a party adverse to us in any legal proceeding.

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

None.

ITEMS 4. RECENT SALES OF UNREGISTERED SECURITIES.

Between September 1997 and June 1998, we issued a total of 486,500 shares of our common stock to 154 investors for a total purchase price of $973,000 or $2.00 per share. This financing was completed under Rule 504 of Regulation
D of the Securities Act.

On September 1, 2000 we issued 4,000,000 shares in exchange for all the outstanding shares in ProsorCons Holding Company, Inc. Anne Elkins and Robert Alini, who became our CEO and President, respectively, received 2,000,000 each. Each also received 5,000,000 voting non-convertible shares in our preferred Stock. Reliance was placed on Section 4(2) of the Securities Act for exemption from registration in that all were sophisticated investors. The table below discloses the full consideration received by each shareholder for his shares in ProsorCons Holding Company, Inc.:

Shareholder                  # of Shares           Address

Alini Family Trust
(Robert Alini Trustee)       1.5million shares     1 Fox Lane
                                                   Levittown NY 11571
Eden Studios
(attn.: Matt Melnick)        1 million shares      2307 West Azeele Street
                                                   Tampa  FL 33609
Anne Elkins                  1 million shares      2 Wakefield Avenue
                                                   Port Washington, NY  11050
Todd Wenner                  100,000 shares        230 Park Avenue, 10th Floor
                                                   New York, NY  10017
Paul Esteva                  100,000 shares        399 East 71st Street
                                                   New York, NY  10017
Victoria Lopez               100,000 shares        75-12 Springfield Boulevard
                                                   Bayside, NY  11364
Robert Elkins                200,000 shares        2 Wakefield Avenue
                                                   Port Washington, NY  11050

In October, 2000, 8,500 shares were sold to 6 individual investors for $17,000 by private placement. The shares were exempt from registration in reliance on Section 4(2) of the Securities Act of 1933, in that all were sophisticated investors. The Table below discloses the relevant information about each investor:

Shareholder                  # of Shares           Address

Thomas Koster                1,000                 11A Linden Street
                                                   Massapequa, NY  11758
David & Shari
Koster                       2,500                 15 Holly Drive
                                                   Sayville, NY  11782
Diana Ladner                 750                   36 Meeting Lane
                                                   Hicksville, NY
Christopher
Roccotagliata                1,250                 61 Sycamore Lane
                                                   Levittown, NY  11756
Melissa Lishner              500                   18-65 211th Street
                                                   Bayside, NY  11361
Dean Pitz                    2,500                 1 Fox Lane
                                                   Levittown, NY  11571


ITEM 5.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware Business Corporation Act permits the indemnification of directors, employees, officers and agents of Delaware corporations. Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PART F/S

Following are our audited financial statements for the years ended July 31, 2000 and 1999, including the independent auditor's report, the balance sheets as of July 31, 2000 and 1999 and the related statements of operations in shareholders' equity and cash flows for the years then ended, and our unaudited balance sheet as of October 31, 2000, with the related consolidated statements of operations, stockholders' equity, and cash flows for the three months ended October 30, 2000 and 1999.

                  Vital Sign, Inc. and its Subsidiaries

                  Consolidated Financial Statements and
                     Independent Auditor's Report
            for the Fiscal Years ended July 31, 2000 and 1999

                  Vital Sign, Inc. and its Subsidiaries


                  Consolidated Financial Statements
             for the Fiscal Years ended July 31, 2000 and 1999






                            TABLE OF CONTENTS
 __________________________________________________________________




Consolidated Financial Statements:


 Independent Auditor's Report ................................F  3


 Consolidated Balance Sheets  ................................F  4


 Consolidated Statements of Operations and
 Retained Earnings (Deficit) .................................F  5


 Consolidated Statements of Stockholder's Equity .............F  6


 Consolidated Statements of Cash Flows .......................F  7

 Consolidated Statement of Expenses                           F  8

 Notes to Consolidated Financial Statements ..................F  9


 _________________________________________________________________

Al Amir, CPA, LLC.
205-07 Hillside Avenue                             Direct) 718-464-7717
Suite 27                                              Fax) 718-464-7717
Jamaica, NY  07024


INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and
Shareholders of Vital Sign, Inc.



We have audited the accompanying consolidated balance sheets of Vital Sign, Inc. and its subsidiaries as of July 31, 2000 and July 31, 1999, and the related consolidated statement of operations and retained earnings (deficit), consolidated statement of stockholders' equity and consolidated statement of cash flows for the years then ended.

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vital Sign, Inc. and its subsidiaries at July 31, 2000 and July 31, 1999, and the results of its operations and its cash flow for the fiscal years ended July 31, 2000 and July 31,l999 in conformity with generally accepted accounting principles.




/s/Al Amir CPA/s/
_______________________
Al Amir, CPA, LLC.


November 2, 2000
Jamaica, NY

                     Vital Sign, Inc. and Subsidiary
                      Consolidated Balance Sheet
                    July 31, 2000 and July 31, 1999

ASSETS                                                      2000         1999
	Current Assets:

                Cash and Cash Equivalents                $11,602      $17,017
                Accounts Receivable - Net                 80,140       45,373
                Due from Vital Marketing Group, Inc.      12,000
                                                         103,741       62,390


                Property and Equipment, net of
                accumulated of $5,541                      9,560        8,517
                and $2,880 respectively
                Goodwill, net of amortization of
                $5,836                                   110,875
                Loans to Officers                         68,143       51,948
                                                        $292,320     $122,855


LIABILITIES AND STOCKHOLDERS' DEFICIENCY


        Current Liabilities
                Accounts Payable                        $384,459     $257,980
                Due to Customers                          33,000       75,000
                Loan Payable to Bank-
                under Line of Credit                           -       15,947
                Payroll Taxes Payable                    108,093       63,403
                Other Current Liabilities                  2,040          680
                                                        $527,592     $413,010

	Stockholders' Deficiency:


                Common Stock, par value $0.0001              309          309
                50,000,000 authorized, and
                3,069,200 issued as of July 31, 1999
                and July 31, 2000
                Additional Paid in Capital               626,835      608,835
                Deficit                                 (879,151)    (899,298)
                                                        (252,008)    (290,155)

        Minority interest in subsidiary                   16,736            -
                                                        (235,272)    (290,155)

                                                        $292,320     $122,855


See Accompanying Notes to Consolidated Financial Statements.

                     Vital Sign, Inc. and Subsidiary
                  Consolidated Statement of Operations
                    July 31, 2000 and July 31, 1999


                                                         2000            1999

REVENUES                                           $1,585,594      $1,279,227

COST OF SERVICES                                    1,078,787         769,725

GROSS PROFIT                                          506,807         509,502

Operating Expenses                                    461,915         873,628


INCOME (LOSS) FROM OPERATIONS BEFORE

OTHER INCOME, MINORITY INTEREST, AND
EXTRAORDINARY ITEM                                     44,892        (364,126)


OTHER INCOME AND EXPENSE
        Interest Income                                   314             986
        Interest Expense                               (8,324)         (3,453)

INCOME BEFORE MINORITY INTEREST AND
EXTRAORDINARY ITEM                                     36,883        (366,593)

MINORITY INTEREST IN NET INCOME OF SUBSIDIARY         (16,736)              -


EXTRAORDINARY ITEM- LOSS RESULTING FROM

   FAILED MERGER                                            -        (276,613)

NET INCOME (LOSS)                                      20,147        (643,206)

Earnings Per Share                                      $0.01          ($0.21)



See Accompanying Notes to Consolidated Financial Statements.

                  Vital Sign, Inc. and Subsidiary
               Consolidated Statement of Stockholders'
                   Equity and Retained Earnings
            For the Years Ended July 31, 1999 and 2000





          Common Stock              Additional- Retained          Total
          Number of Shares  Common  Paid-in-    Earnings Minority Stockholders'
         Outstanding       Stock   Capital    (Deficit) Interest Equity


Balance,
July 31,
1998        2,966,750        297     352,947     $(256,092)          $97,152

Shares
Issued        102,450         12     255,888                         255,900




Net
Income
(Loss)                                             (643,206)         (643,206)


Balance,
July 31,
1999        3,069,200        309     608,835      (899,298)         (290,155)


Shares
Issued              0                  18,000                          18,000


Minority
interest
in net
income of
subsidiary                                                   16,736    16,736


Net
Income                                                20,147           20,147


Balance,
July 31,
2000        3,069,200       $309    $626,835       (879,151)16,736 $(235,272)




See Accompanying Notes to Consolidated Financial Statements.

                     Vital Sign, Inc. and Subsidiary
                  Consolidated Statement of Cash Flows
                    July 31, 2000 and July 31, 1999

                                                          2000           1999
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss                                               $36,883      $(643,206)
Adjustment to reconcile net income (loss) to
net cash provided by operating activities:
           Depreciation                                  2,661          1,920
           Amortization of goodwill                      5,836              -
           Changes in operating assets and liabilities

           Accounts receivable                         (34,767)       (26,468)
           Receivable from officers                    (16,195)       (58,949)
           Due from Vital Marketing Group              (12,000)
           Receivable from Vital Vision                      -        142,830
           Accounts payable                            126,479        213,348
           Payroll taxes payable                        44,690         43,536
           Note payable under line of credit           (15,947)        (7,461)
           Due to customers                            (42,000)        75,000
           Other current liabilities                     1,360              -
Net cash used in operating activities                   97,000       (259,450)

CASH FLOWS FROM INVESTING ACTIVITIES
           Write-off of start-up cost                        -          2,533
           Purchase of equipment                        (3,705)             -
           Purchase of subsidiary                     (116,710)
           Net cash provided (used) by investing
           activities                                 (120,415)         2,533

CASH FLOWS FROM FINANCING ACTIVITIES

           Additional Contributions of paid-in-
           capital from shareholders                    18,000        255,900
Net cash provided (used) by financing activities        18,000        255,900


NET DECREASE IN CASH AND CASH EQUIVALENTS               (5,415)        (1,017)

CASH AND CASH EQUIVALENTS
           BEGINNING OF YEAR                            17,017         18,034

CASH AND CASH EQUIVALENTS
           END OF YEAR                                  11,602         17,017



See Accompanying Notes to Consolidated Financial Statements.

                     Vital Sign, Inc. and Subsidiary
                    Consolidated Supporting Schedule
                     July 31, 2000 and July 31, 1999

                                                         2000            1999

Operating Expenses:
        Accounting                                     $6,679         $13,514
        Amortization of Good Will                       5,836               -
        Auto and Truck Expense                          5,891          20,451
        Bad Debts                                       8,508         280,006
        Bank Charges                                    2,562           1,402
        Cleaning and Repairs                            1,725           5,813
        Communication                                  16,679          28,824
        Computer Expense                                1,624           3,659
        Consulting                                     78,696          33,600
        Contributions                                       -           2,000
        Corporate Filing Fees                           1,830           5,110
        Corporate Taxes                                 2,660             680
        Depreciation                                    2,661           1,920
        Employee Benefits                                   -           4,800
        Insurance                                       9,347           4,851
        Legal Fees                                        985         123,506
        Meals and Entertainment                        20,221          26,135
        Messenger Service                                   -           1,388
        Miscellaneous                                   6,846           2,124
        Office Expenses & Supplies                     23,508           4,868
        Officers' Compensation                         93,569          86,161
        Payroll Taxes, Penalties and Interest          29,278          32,273
        Postage and Delivery                            5,769          10,806
        Private Placement                                   -          14,021
        Professional Development                        1,900           3,100
        Rent                                           41,324          28,481
        Salaries                                       69,698         109,342
        Security Deposit Forfeiture                         -           2,200
        Travel                                         19,250          17,022
        Utilities                                       4,870           5,571
                                                     $461,915        $873,628



See Accompanying Notes to Consolidated Financial Statements.

                     Vital Sign, Inc. and Subsidiary
               Notes to Consolidated Financial Statements
               For the Years Ended July 31, 1999 and 2000


1. Description of Business and Basis of Presentation

Vital Sign, Inc. ("Vital" or "Company") was incorporated in Delaware on August 7, 1997 as a marketing company, specializing in outdoor billboard advertising. Vital Sign, Inc. has the rights to market, worldwide, a patented mobile advertising service, which utilizes the Vital Sign, a bicycle mounted billboard Vital Sign, Inc. has the rights to market worldwide a patented mobile advertising service, which utilizes the Vital Sign, a bicycle mounted billboard.

On August 1, 1999, Vital purchased a 2/3 interest in United Outdoor, Inc., a Delaware Company formed in July, 1999, for the sum of $116,710. United Outdoor, Inc.'s business focuses on outdoor advertising with special emphasis on the entertainment industry. All Vital's advertising business was transferred to United Outdoor, Inc., and, as a result, the parent company became a holding company with one operating subsidiary. Contracts which had previously been Vital's were still credited as business of Vital, but the contracts were administered by United Outdoor. As a result, the financial statements are presented on a consolidated basis, as United
Outdoor has become the sole operating company, with the parent company simply a holding company with no assets except its interest in United Outdoor.

2. Summary of Significant Accounting Policies

a) Goodwill

Goodwill represents the excess of the cost of the Company's interest in the Subsidiary over the fair value of a proportionate share of its net liabilities at the date of acquisition. Goodwill is being amortized on the straight line method over 20 years.

b) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary, United Outdoor, Inc., after elimination of all material intercompany accounts and transactions.

c) Allowance for Doubtful Accounts

It is the policy of management to review the outstanding accounts receivable at year end, as well as the bad debt write-offs experienced in the past, and establish an allowance for doubtful accounts for uncollectable amounts. The allowance for doubtful accounts is $121,228 and $113,593 at July 31, 1999 and 2000, respectively.

d) Accounting Method & Revenue, Expense Recognition

Income and expenses are recorded on the accrual basis.

e) Depreciation

Depreciation is computed by using the straight-line method over the estimated useful lives of the assets.

                     Vital Sign, Inc. and Subsidiary
             Notes to Consolidated Financial Statements
            For the Years Ended July 31, 1999 and 2000


2. Summary of Significant Accounting Policies-continued

f) Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due less tax benefit of net operating loss carryovers.

g)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

h)  Financial Instruments and Risk Concentration

Financial instruments which potentially subject the Companies to concentration of credit risk are cash balances in banks. The Companies keep their cash balances with high quality financial institutions which are federally insured although daily bank balances may exceed limits of federal insurance. Management believes that no significant concentration of credit risk exists with respect to those cash balances.

i) Reclassifications

Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year financial statements.

j) Advertising Costs

Advertising costs are expensed in the period incurred and production costs are expensed when the first advertising is distributed.

k) Principle of  Consolidation

The consolidated balance sheet for the period ended July 31, 2000 includes the accounts of Vital Sign, Inc. and its subsidiary. Where United Outdoor was formed in July, 1999, the balance sheet for July 31, 1999 and the associated financial statements represent only Vital Sign, Inc. Given the date of Incorporation of United Outdoor, Inc., and the date it was purchased by Vital Sign, Inc. (August 1, 1999), no pro forma data for the 1999 fiscal year was presented or deemed necessary. All significant inter company transactions have been eliminated.

3. Related Party Transactions

The 2/3 interest in United Outdoor, Inc., purchased by Vital on August 1, 1999, for the sum of $116,710, was purchased from Gary Saunders and Garnet Morris, The CEO and President of Vital, respectively.

                     Vital Sign, Inc. and Subsidiary
             Notes to Consolidated Financial Statements
             For the Years Ended July 31, 1999 and 2000


Vital Vision is a commonly owned affiliate that has ceased conducting business in July 1999. The Company paid $172,327 on behalf of Vital Vision pursuant to a licensing agreement whereby Vital Vision sold the company's products as agent for Vital Sign. Management has determined that the balance is not collectible and the Company has charged the receivable to bad debt expense.

The Company has incurred on behalf of Vital Marketing, Inc., (in which the management of the Company holds an ownership interest) expenses totaling $12,000 in fiscal year 2000 in relation to the preparation of the outdoor advertisement products. This amount remains unpaid.

Consulting fees totaling $7,692 were paid to a company substantially owned by a shareholder of the Company.

4. Loans to Officers

The loan receivable from officers is non-interest bearing with no set terms of repayment.

5. Line of Credit

The Company had a $25,000 line of credit with a bank available for working capital on which it had drawn $15,947 as of July 31, 1999. The line carried an interest rate of 10%. In August 1999 the balance was paid in full and the account was closed.

6. Income Taxes

No provisions have been set up for income taxes due to net operating loss carryovers from previous years.

The net operating loss carryovers available for future years for Vital Sign, Inc. is approximately $879,000 expiring from fiscal year ending July 31, 1999 through July 31, 2019.

7. Extraordinary Item

In July 1999, the Company and World Outdoor Corporation ("World"), pursuant to a proposed merger, operated together from the premises of World. During this period, World collected customer receivables that were the property of the Company totaling $276,613. Prior to consummation of the merger, management and the Board of Directors determined that the transaction would not be in the best interest of the shareholders. Accordingly, the Company ended its relationship with World. As a result of these events, the Company suffered a loss of $276,613.

This relationship was the subject of litigation by World against the Company and cross litigation by the Company against World. As World's case was, in management's opinion, meritless, and World had no assets from which the Company could recoup its losses, both sides discontinued their actions.

                     Vital Sign, Inc. and Subsidiary
            Notes to Consolidated Financial Statements
             For the Years Ended July 31, 1999 and 2000

8. Commitments and Comments

The Company leases its executive office facilities under a non-cancelable five-year operating lease. The lease terminates in February 28, 2003. Remaining minimum lease payments through February 28, 2003 are as follows:

        For fiscal year end 7/31/2001                            $31,494
        For fiscal year end 7/31/2002                            $32,589
        For remaining period through February 28, 2003           $19,390


9.  Income Taxes


The Company account for its income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income.

10. Common and Preferred Stocks

The Company is authorized to issue 50,000,000 common shares at $ 0.0001 par value share and, as of July 31, 2000, 3,069,200 voting common shares are issued and outstanding.

11. Earnings Per Shares

Earnings (Loss) per share are calculated using the weighted-average number of common shares outstanding and common shares equivalents.

12. Net Operating Loss Carry-Forward

The Company has accumulated net operating loss in the amount of $ 879,151 as of July 31, 2000 which can be used to offset taxable income and such carry forward tax benefits expire on year 2014.

                     Vital Sign, Inc. and Subsidiary
               Notes to Consolidated Financial Statements
               For the Years Ended July 31, 1999 and 2000


13. Subsequent Events

On September 1, 2000, the Company purchased ProsorCons Holding Company, Inc., a corporation formed under the laws of the State of New York on August 7, 2000. ProsorCons operates under the trade name, ProsorCons.com. ProsorCons is an Internet-based sports media company that will provide branded, interactive information and programming as well as merchandise through its web site.

                     VITAL SIGN, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS

                     AUGUST 1, 2000 TO OCTOBER 31, 2000

                     VITAL SIGN, INC. AND SUBSIDIARY
             QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS
                  AUGUST 1, 2000 TO OCTOBER 31, 2000



Contents                                                Page

Reviewing Accountant's Report                              1

Financial Statements:

Consolidated Balance Sheet                                 2

Consolidated Statement of Operations                       3

Consolidated Statement of Stockholders' Equity and
Retained Earnings                                          4

Consolidated Statement of Cash Flows                       5

Supplementary Information:

Notes to Consolidated Financial Statements              6-10

Consolidated Supporting Schedule                          11

                        LAWRENCE S. FISCHER, CPA
                           92 DOSORIS LANE
                       GLEN COVE, NEW YORK 11542
                             516-674-0385


To The Board of Directors

We have reviewed the accompanying consolidated balance sheet of Vital Sign, Inc. and Subsidiary of October 31, 2000, and the related consolidated statements of operations, stockholders' equity and retained earnings, and cash flows for the quarter then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Vital Sign, Inc. and Subsidiary.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

Our review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the consolidated financial statements in order for them to be in conformity with generally accepted accounting principles. The information included in the accompanying consolidated schedule of operating expenses is presented only for supplementary analysis purposes. Such information has been subjected to the inquiry and analytical procedures applied in the review of the basic consolidated financial statements, and we are not aware of any material modifications that should be made to it.



                        /s/Lawrence S. Fischer
                           Lawrence S. Fischer, CPA


February 12, 2001

                        Vital Sign, Inc. and Subsidiary
                          Consolidated Balance Sheet
                      For the Periods Ending July 31, 2000
                             and October 31, 2000

                                                      October 31    July 31
                                                        2000         2000

ASSETS
	Current Assets:
                Cash and Cash Equivalents             $23,433       $11,602
                Accounts Receivable - Net              74,175        80,140
                Due from Vital Marketing Group, Inc.   12,000        12,000
                                                      109,608       103,741
                Property and Equipment, net of
                accumulated of $5,541 and
                $2,880 respectively                     9,560         9,560
                Goodwill, net of amortization
                of $1,385                             109,489       110,875
                Loans to Officers                      68,143        68,143
                                                     $296,800      $292,320

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

	Current Liabilities
                Accounts Payable                     $ 86,460      $384,459
                Due to Customers                       33,000        33,000
                Loan Payable to Bank-
                under Line of Credit                        -             -
                Payroll Taxes Payable                 109,940       108,093
                Other Current Liabilities               2,040         2,040
                                                     $231,440      $527,592

Stockholders' Deficiency:

                Common Stock, par value $0.001            715           309
                50,000,000 authorized, and
                3,076,700 issued as of July
                31, 2000 and October 31, 2000
                Additional Paid in Capital            929,042       626,835
                Deficit                              (881,133)     (879,151)
                                                       48,624      (252,008)
        Minority interest in subsidiary                16,736        16,736
                                                       65,360

                                                     $296,800      $292,320


See Accompanying Notes to Consolidated Financial Statements.

                        Vital Sign, Inc. and Subsidiary
                      Consolidated Statement of Operations
                      For the Periods Ending July 31, 2000
                             and October 31, 1999

                                                      October 31  October 31
                                                         2000	     1999

REVENUES                                             $108,435        $396,398

COST OF SERVICES                                       47,063         269,696

GROSS PROFIT                                           61,372         126,702

Operating Expenses                                     63,353         115,478

INCOME (LOSS) FROM OPERATIONS BEFORE
OTHER INCOME, MINORITY INTEREST, AND
EXTRAORDINARY ITEM                                      (1981)         11,224


OTHER INCOME AND EXPENSE
        Interest Income                                     -              78
        Interest Expense                                    -          (2,081)

INCOME BEFORE MINORITY INTEREST AND
EXTRAORDINARY ITEM                                      (1981)          9,221

MINORITY INTEREST IN NET INCOME OF
SUBSIDIARY                                                            (4,184)


EXTRAORDINARY ITEM- LOSS RESULTING FROM

FAILED MERGER                                              -                -

NET INCOME (LOSS)                                      (1981)           5,037

Earnings Per Share                                     $0.01            $0.01



See Accompanying Notes to Consolidated Financial Statements.

                     VITAL SIGN, INC. AND SUBSIDIARY
       CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND DEFICIT
               FOR THE QUARTER ENDED OCTOBER 31, 2000



          Common Stock
          Number of           Additional                        Total
          Shares       Common Paid-in                Minority   Stockholders'
          Outstanding  Stock  Capital     Deficit    Interest   Equity



Balance,
July
31, 2000  3,069,200    $ 309  $ 626,835   $(879,152) $  16,736  $ (235,272)



Shares
Issued    4,055,000      406    302,207        0          0        302,613

Net Loss     0            0        0         (1,981)      0         (1,981)

Balance,
October
31, 2000  7,124,200     $ 715  $ 929,042  $(881,133) $  16,736  $   65,360



See Accompanying Notes to Consolidated Financial Statements.

                        Vital Sign, Inc. and Subsidiary
                      Consolidated Statement of Cash Flows
                    For the Periods Ending October 31, 2000
                             and October 31, 1999

                                                      October 31    October 31
                                                        2000	      1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net Profit (loss)                                     $(1,981)      $ 9,221
Adjustment to reconcile net income (loss) to net
cash
	provided by operating activities:
        Depreciation                                        -          665
        Amortization of goodwill                        1,386        1,459
           Changes in operating assets and liabilities
           Accounts receivable                          5,965      ( 8,692)
           Receivable from officers                         -      ( 4,048)
           Due from Vital Marketing Group                   -      ( 3,000)
           Receivable from Vital Vision                     -            -
           Accounts payable                          (297,999)      31,620
           Payroll taxes payable                        1,847       11,172
           Note payable under line of credit                -      ( 3,987)
           Due to customers                                 -      (10,500)
           Other current liabilities                        -          340
Net cash used in operating activities                (290,782)      24,250
CASH FLOWS FROM INVESTING ACTIVITIES
           Write-off of start-up cost                       -            -
           Purchase of equipment                            -       (  926)
           Purchase of subsidiary                           -     ( 29,178)
           Net cash provided (used) by investing
           activities                                       -     ( 30,104)

CASH FLOWS FROM FINANCING ACTIVITIES
           Sale of Common Stock                           406            -
           Additional Contributions of paid-
           in-capital from shareholders               302,207        4,500
           Net cash provided (used) by financing
           activities                                 302,613        4,500


NET INCREASE IN CASH AND CASH EQUIVALENTS              11,831       (1,354)

CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR                                      11,602        4,254

CASH AND CASH EQUIVALENTS
END OF PERIOD                                          23,433        2,900

See Accompanying Notes to Consolidated Financial Statements.


                        Vital Sign, Inc. and Subsidiary
                        Consolidated Supporting Schedule
                    For the Periods Ending October 31, 2000
                            and October 31, 1999

                                                      October 31  October 31
                                                         2000        1999
Operating Expenses:
        Accounting                                       $4,054     $1,670
        Amortization of Good Will                         1,386      1,459
        Auto and Truck Expense                              935      1,473
        Bad Debts                                             -      2,127
        Bank Charges                                        213        640
        Cleaning and Repairs                                232        431
        Communication                                     1,218      4,170
        Computer Expense                                     89        406
        Consulting                                       36,700     19,674
        Contributions                                         -          -
        Corporate Filing Fees                                 -        457
        Corporate Taxes                                       -        665
        Depreciation                                          -        665
        Employee Benefits                                     -          -
        Insurance                                             -      2,337
        Legal Fees                                          500        246
        Meals and Entertainment                               -      5,055
        Messenger Service                                     -          -
        Miscellaneous                                     2,058      1,711
        Office Expenses & Supplies                          604      5,877
        Officers' Compensation                           11,617     23,392
        Payroll Taxes, Penalties and Interest               846      7,320
        Postage and Delivery                                  -      1,442
        Private Placement                                     -          -
        Professional Development                              -        475
        Rent                                                  -     10,331
        Research and Development                              -     17,424
        Salaries                                          2,770         -
        Security Deposit Forfeiture                           -      4,812
        Travel                                              131      1,218

                                                        $63,353   $115,477



See Accompanying Notes to Consolidated Financial Statements.

                        VITAL SIGN, INC. AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE QUARTER ENDED OCTOBER 31, 2000

Note 1  -	Description of Business and Basis of Presentation

Vital Sign, Inc. ("Vital" or "the Company") was incorporated in Delaware on August 7, 1997 as a marketing company, specializing in outdoor billboard advertising. Vital Sign, Inc. has the rights to market, worldwide, a patented mobile advertising service, which utilizes the Vital Sign, a bicycle mounted billboard.

On August 1, 1999, Vital purchased a 2/3 interest in United Outdoor, Inc., a Delaware company formed in July, 1999, for the sum of $116,710. United Outdoor, Inc.'s business focuses on outdoor advertising with special emphasis on the entertainment industry. All Vital's advertising business was transferred to United Outdoor, Inc., and, as a result, the parent company became a holding company with one operating subsidiary. The contracts which had previously belonged to Vital were still credited as business of Vital, but the contracts were administered by United Outdoor.

On September 1, 2000, the Company purchased ProsorCons Holding Company, Inc., a corporation formed under the laws of the State of New York on August 7, 2000. ProsorCons operates under the trade name, ProsorCons.com. ProsorCons is an Internet-based sports media company that will provide branded, interactive information and programming as well as merchandise through its web site.

Note 2  -	Summary of Significant Accounting Policies

Goodwill

Goodwill represents the excess of the cost of the Company's interest in the Subsidiary over the fair value of a proportionate share of its net liabilities at the date of acquisition. Goodwill is being amortized on the straight-line method over 20 years.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, United Outdoor, Inc. and ProsorCons Holding Company, Inc., after elimination of all material intercompany accounts and transactions.

                     VITAL SIGN, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE QUARTER ENDED OCTOBER 31, 2000

Note 2  -       Summary of Significant Accounting Policies (cont'd).

Allowance for Doubtful Accounts

It is the policy of management to review the outstanding accounts receivable at year end, as well as the bad debt write-offs experienced in the past, and establish an allowance for doubtful accounts for uncollectible amounts. The allowance for doubtful accounts was $121,228 and $113,593 at July 31, 1999 and 2000, respectively. No adjustment has been made for the period ended October 31, 2000.

Accounting Method - Revenue, Expense Recognition

Income and expenses are recorded on the accrual basis.

Depreciation

Depreciation is computed by using the straight-line method over the estimated useful lives of the assets.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due less tax benefit of net operating loss carryovers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

                     VITAL SIGN, INC. AND SUBSIDIARY
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE QUARTER ENDED OCTOBER 31, 2000

Note 2  -       Summary of Significant Accounting Policies (cont'd).

Financial Instruments and Risk Concentration

Financial instruments which potentially subject the Companies to concentration of credit risk are cash balances in banks. The Companies keep their cash balances with high quality financial institutions which are federally insured although daily bank balances may exceed limits of federal insurance. Management believes that no significant concentration of credit risk exists with respect to those cash balances.

1) Advertising Costs

Advertising costs are expensed in the period incurred and production costs are expensed when the first advertising is distributed.

Note 3  -	Related Party Transactions

The 2/3 interest in United Outdoor, Inc., purchased by Vital on August 1, 1999, for the sum $116,710, was purchased from Gary Saunders and Garnet Morris, the CEO and President of Vital, respectively.

Vital Vision is a commonly owned affiliate that has ceased conducting business in July 1999. The Company paid $172,327 on behalf of Vital Vision pursuant to a licensing agreement whereby Vital Vision sold the company's products as agent for Vital Sign. Management has determined that the balance is not collectible and the Company has charged the receivable to bad debt expense.

The Company has incurred on behalf of Vital Marketing, Inc., (in which the management of the Company holds an ownership interest) expenses totaling $12,000 in fiscal year 2000 in relation to the preparation of the outdoor advertisement products. This amount remains unpaid.

Note 4  -	Loans to Officers

The loan receivable from officers is non-interest bearing with no set terms of repayment.

                     VITAL SIGN, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE QUARTER ENDED OCTOBER 31, 2000

Note 5  -	Income Taxes

No provisions have been set up for income taxes due to net operating loss carryovers from previous years.

The net operating loss carryovers available for future years for Vital Sign, Inc. and Subsidiaries is approximately $881,000 expiring from fiscal year ending July 31, 2000 through July 31, 2019.

The Company's account for its income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable when the assets and liabilities are recovered or settled.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income.

Note 6  -	Extraordinary Item

In July 1999, the Company and World Outdoor Corporation ("World"), pursuant to a proposed merger, operated together from the premises of World. During this period, World collected customer receivables that were the property of the Company totaling $276,613. Prior to consummation of the merger, management and the Board of Directors determined that the transaction would not be in the best interest of the shareholders. Accordingly, the Company ended its relationship with World. As a result of these events, the Company suffered a loss of $276,613.

This relationship was the subject of litigation by World against the Company and cross litigation by the Company against World. As World's case was, in management's opinion, meritless, and World has no assets from which the Company could recoup its losses, both sides discontinued their actions.

                     VITAL SIGN, INC. AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE QUARTER ENDED OCTOBER 31, 2000

Note 7  -	Common and Preferred Stocks

The Company is authorized to issue 40,000,000 common shares at $0.001 par value share and 10,000,000 preferred shares with a par value of $0.001, and, as of October 31, 2000, 7,124,200 voting common shares and no convertible preferred shares are issued and outstanding.

Note 8  -	Earnings Per Shares

Earnings (Loss) per share are calculated using the weighted-average number of common shares outstanding and common shares equivalents.

Note 9  -	Subsequent Events

On January 5, 2001 the Company name of Vital Sign, Inc. was legally changed to Prosorcons Sports & Entertainment Company.

                             PART III

ITEM 1.            INDEX TO EXHIBITS:

       Exhibit         Description of Documents
       -------         ------------------------
        3.1       Articles of Incorporation, as amended             65
        3.2       By-Laws.                                          68
       10.2       Share Purchase Agreement between Vital Signs,
                  Inc. and Anne Elkins and Robert Alini             83
       17.1       Letter of Resignation, dated September 1, 2000,
                  from Gary Saunders and Garnet Morris             107
       21         Subsidiaries of the Registrant                   108
       23.1       Consent of Al Amir, CPA.                         109
       23.2       Consent of Lawrence Fischer                      110
       27         Financial Data Schedule                          118
       99.1       Patent License Agreement                         111
       99.2       Patent for Vital Sign                            117


                                   SIGNATURES

         In accordance with Section 12 of the Securities Exchange Act of 1934, PROSORCONS SPORTS & ENTERTAINMENT COMPANY has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Port Washington, New York on February 27, 2001.

                   PROSORCONS SPORTS & ENTERTAINMENT COMPANY


By: /s/ Anne Elkins
-----------------------------------
Anne Elkins, Chief Executive
Officer


By: /s/ Robert Alini
-----------------------------------
Robert Alini, President



Date: February 27, 2001

Page intentionally left Blank

February 27, 2000.                                   Registration Number:
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
                SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 2054910SB

 GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS

 UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

            PROSORCONS SPORTS & ENTERTAINMENT COMPANY

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =










= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

                         EXHIBITS Volume 1

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
















505 Eighth Avenue, 6th Floor
New York,  NY 10018

Exhibit 3.1
Articles of Incorporation, and First Amendment

STATE OF DELAWARE
DIVISIONS OF CORPORATIONS
FILED 09:00 AM 08/07/1997
971264091-2779546

CERTIFICATE OF INCORPORATION

OF

Vital Sign, Inc.

FIRST: The name of this corporation is Vital Sign, Inc.

SECOND. Its registered office in the State is to be 1ocated at 1313 N. Market Street, Wilmington, DE 19801-1151, County of New Castle. The registered agent in charge thereof is The Company Corporation, address same as above.

THIRD: The name of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz.:
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total authorized capital stock of this corporation 15 divided into 50,000,000 shares of stock at .0001/par value.

FIFTH: The name and mailing address of the incorporator is as follows:
Regina Cephas, 1313 N. Market St., Wilmington, DE 198O1-1151

SIXTH: The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation. With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation. The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholder; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law of the By-Laws or by resolution of the stockholders. The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

SEVENTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1)a directors duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for un1awful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State Of Delaware, do make, file and record this Certificate and do certify that the facts herein are true: and I have accordingly hereunto set my hand.

DATED: August 7, 1997

/s/Regina Cephas/s/

                                                State of Delaware
                                                Secretary of State
                                                DIVISION OF CORPORATIONS
                                                Filed 09:01 AM 01/03/2001
                                                010003966-2779546


                         STATE of DELAWARE
                   CERTIFICATE of AMENDMENT of
                  CERTIFICATE of INCORPORATION

First: That at a meeting of the Board of Directors of Vital Sign, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "1" so that as amended, said Article shall be and read as follows:

        That the new name of the corporation shall be "ProsorCons Sports & Entertainment Company".

Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.


                                             BY:  /s/ Robert Elkins
                                                 (Authorized Officer)

                                           NAME:   Robert Elkins
                                                  (Type or Print)

Exhibit 3.2
By-Laws

CORPORATE RECORDS

OF

VITAL SIGN, INC.




INCORPORATED UNDER THE LAWS
OF THE
STATE OF DELAWARE



By-Laws


ARTICLE I - OFFICES

Section 1. The registered office of the corporation shall be at
13l N. Market Street
Wilmington, DE 19801-1151

The registered agent in charge thereof shall be:

Regina Cephas

Section 2. The corporation may also have offices at such other places as the Board of Directors may from time to time appoint or the business of the corporation may require.

ARTICLE II - SEAL

Section 1. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words
"Corporate Seal, Delaware".


ARTICLE III - STOCKHOLDERS' MEETINGS

Section 1. Meetings of stockholders shall be held at the registered office of the corporation in this state or at such place, either within or without this state, as may be selected from time to time by the Board of Directors.

Section 2.   Annual Meetings:   The annual meeting of the stockholders
shall be held on the 1st Monday of August in each year if not a legal holiday, and if a legal holiday, then on the next secular day following at 9 o'clock A.M., when they shall elect a Board of Directors and transact such other business as may properly be brought before the meeting. If the annual meeting for election of directors is not held on the date designated therefor, the directors shall cause the meeting to be held as soon thereafter as convenient.

Section 3.   Election of Directors:   Elections of the directors of the
corporation be by written ballot.

Section 4.   Special Meetings:   Special meetings of the stockholders
may be called at any time by the President, or the Board of Directors, or stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at the particular meeting. At any time, upon written request of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary to fix the date of the meeting, to be held not more than sixty days after receipt of the request, and to give due notice thereof. If the Secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons calling the meeting may do so.

Business transacted at all special meetings shall be confined to the objects stated in the call and matters germane thereto, unless all stockholders entitled to vote are present and consent.

Written notice of a special meeting of stockholders stating the time and place and object thereof, shall be given to each stockholder entitled to vote thereat at least _______ days before such meeting, unless a greater period of notice is required by statute in a particular case.

Section 5.    Quorum:   A majority of the outstanding shares of the
corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares entitled to vote is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 6.   Proxies:   Each stockholder entitled to vote at a meeting
of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. All proxies shall be filed with the Secretary of the meeting before being voted upon.


Section 7.   Notice of Meetings:   Whenever stockholders are required
or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 8.   Consent in Lieu of Meetings:   Any action required to be
taken at any annual or special meeting of stockholders or a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 9.   List of Stockholders:   The officer who has charge of the
stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. No share of stock upon which any installment is due and unpaid shall be voted at any meeting. The list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.
The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.


ARTICLE IV - DIRECTORS

Section 1. The business and affairs of this corporation shall be managed by its Board of Directors, _________ in number. The directors need not be residents of this state or stockholders in the corporation. They shall be elected by the stockholders at the annual meeting of stockholders of the corporation, and each director shall be elected for the term of one year, and until his successor shall be elected and shall qualify or until his earlier resignation or removal.

Section 2.   Regular Meetings:   Regular meetings of the Board shall
be held without notice
                       At the registered office of the corporation, or at such other time and place as shall be determined by the Board.

Section 3.   Special Meetings:   Special Meetings of the Board may be
called by the President on ______ days notice to each director, either personally or by mail or by telegram; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of a majority of the directors in office.

Section 4.   Quorum:   A majority of the total number of directors
shall constitute a quorum for the transaction of business.

Section 5.   Consent in Lieu of Meeting:   Any action required or
permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of (sic) committee, as the case may be, consent thereto on writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. The Board of Directors may hold its meetings, and have an office or offices, outside of this state.

Section 6.   Conference Telephone:   One or more Directors may
participate in a meeting of the Board, or a committee of the Board or of the stockholders, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in this manner shall constitute presence in person at such meeting.

Section 7.   Compensation:   Directors as such, shall not receive nay
stated salary for their services, but by resolution of the Board, a fixed sum and expenses of attendance at each regular or special meeting of the Board PROVIDED, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

Section 8.   Removal:   Any director or the entire Board of Directors
may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that when cumulative voting is permitted, if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.


ARTICLE V   OFFICERS

Section 1. The executive officers of the corporation shall be chosen by the directors and shall be a President, Secretary and Treasurer. The Board of Directors may also choose a Chairman, one or more Vice Presidents and such other officers as it shall deem necessary. Any number of offices may be held by the same person.

Section 2.   Salaries:   Salaries of all officers and agents of the
corporation shall be fixed by the Board of Directors.

Section 3.   Term of Office:   The officers of the corporation shall
hold office for one year and until their successors are chosen and have qualified. Any officer or agent elected or appointed by the Board may be removed by the Board of Directors whenever in its judgment the best interest of the corporation will be served thereby.

Section 4.   President:   The President shall be the chief executive
officer of the corporation; he shall preside at all meetings of the stockholders and directors; he shall have general and active management of the business of the corporation, shall see that all orders and resolutions of the Board are carried into effect, subject, however, to the right of the directors to delegate any specific powers, except such as may be by statute exclusively conferred on the President, to any other officer or officers of the corporation. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation. He shall be EX-OFFICI a member of all committees, and shall have the general power and duties of supervision and management usually vested in the office of President of a corporation.

Section 5.   Secretary:   The Secretary shall attend all sessions of
the Board and all meetings of the stockholders and act as clerk thereof, and record all the votes of the corporation and the minutes of all its transactions in a book to be kept for that purpose, and shall perform like duties for all committees of the Board of Directors when required. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, and under whose supervision he shall be. He shall keep in safe custody the corporate seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it.

Section 6.   Treasurer:   The Treasurer shall have custody of the
corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall keep the moneys of the corporation in separate account to the credit of the corporation. He shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation.


ARTICLE VI   VACANCIES

Section 1. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although not less than a quorum, or by a sole remaining director. If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer ar (sic) any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of stockholder, may call a special meeting of stockholders in accordance with the provisions of these By-Laws.

Section 2.   Resignations Effective at Future Date:   When one or more
directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.


ARTICLE V11 - CORPORATE RECORDS

Section 1. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in this state or at its principal place of business.


ARTICLE VIII - STOCK CERTIFICATES, DIVIDENDS, ETC.

Section 1. The stock certificates of the corporation shall be numbered and registered in the share ledger and transfer books of the corporation as they are issued. They shall bear the corporate seal and shall be signed by the

Section 2.   Transfers:   Transfers of shares shall be on the books of
the corporation upon surrender of the certificates therefor, endorsed by the person named in the certificate or by attorney, lawfully constituted in writing. transfer shall be made which is inconsistent with law.

Section 3.   Lost Certificate:   The corporation may issue a new
certificate of stock in the place of any certificate theretofore signed by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 4.   Record Date:   In order that the corporation may
determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or the express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

If no record date is fixed:

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed.

(c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(d) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.   Dividends:   The Board of Directors may declare and pay
dividends upon the outstanding shares of the corporation from time to time and to such extent as they deem advisable, in the manner and upon the terms and conditions provided by the statute and the Certificate of Incorporation.

Section 6.   Reserves:   Before payment of any dividend there may be
set aside out of the net profits of the corporation such sum or sums as the directors, from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve in the manner in which it was created.

ARTICLE IX - MISCELLANEOUS PROVISIONS

Section 1.   Checks:   All checks or demands for money and
notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Section 2.   Fiscal Year:   The fiscal year shall begin on
the first day of August.

Section 3.   Notice:   Whenever written notice is required
to be given to any person, it may be given to such person1 either personally or by sending a copy thereof through the mail, or by telegram, charges prepaid, to his address appearing on the books of the corporation, or supplied by him to the corporation for the purpose of notice. If the notice is sent by mail or by telegraph, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office for transmission to such person. Such notice shall specify the place, day and hour of the meeting and, in the case of a special meeting of stockholders, the general nature of the business to be transacted.

Section 4.   Waiver of Notice:   Whenever any written notice is
required by statute, or by the Certificate or the By-Laws of this corporation a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Except in the case of a special meeting of stockholders, neither the business to be transacted at nor the purpose of the meeting need be specified in the waiver of notice of such meeting. Attendance of a person either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

Section 5.   Disallowed Compensation:   Any payments made to an
officer or employee of the corporation such as a salary, commission, bonus, interest, rent, travel or entertainment expense incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer or employee to the corporation to the full extent of such disallowance. It shall be the duty of the directors, as a Board, to enforce payment of each such amount disallowed. In lieu of payment by the officer or employee, subject to the determination of the directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the corporation has been recovered.

Section 6.    Resignations:   Any director or other officer may resign
at anytime, such resignation to be in writing, and to take effect from the time of its receipt by the corporation, unless some time be fixed in the resignation and then from that date. The acceptance of a resignation shall not be required to make it effective.


ARTICLE X - ANNUAL STATEMENT

Section 1. The President and Board of Directors shall present at each annual meeting a full and complete statement of the business and affairs of the corporation for the preceding year. Such statement shall be prepared and presented in whatever manner the Board of Directors shall deem advisable and need not be verified by a certified public accountant.

ARTICLE XI - AMENDMENTS

Section 1. These By-Laws may be amended or repealed by the vote of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast thereon, at any regular or special meeting of the stockholders, duly convened after notice to the stockholders of that purpose.

Exhibit 10.2
Share Purchase Agreement
STOCK PURCHASE AGREEMENT


	MEMORANDUM OF AGREEMENT made as of the ___ day of July, 2000,

BETWEEN:

               Robert Elkins for and on Behalf of all Sellers

              (hereinafter collectively called the "Sellers")

						OF THE FIRST PART

                                         A N D:

                                            Vital Sign, Inc.
         a corporation incorporated under the laws of the State of Delaware

                       (hereinafter called the "Purchaser")

                                                OF THE SECOND PART


WHEREAS, the Sellers control and represent all of the authorized issued and outstanding shares of capital stock (there being no other securities) of ________________________________, Inc as listed hereinabove, (herein referred to as the "Corporation), and;

	WHEREAS, the Purchaser desires to acquire all of the outstanding shares of the Corporation's Common Stock, and;

	AND WHEREAS, the parties hereto agree that this transaction is to be structured and completed in compliance with all requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

	NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the covenants, agreements, warranties, and payments herein set out and provided for, the parties hereby respectively covenant and agree as follows.

ARTICLE 1.00 - DEFINED TERMS

1.1	When used herein or in any amendments hereto, the following terms shall have the following meanings respectively.

"Agreement" means this agreement and all schedules attached to this agreement. The term includes each case where it may be supplemented or amended from time to time. The expressions "hereof", "herein", "hereto", "Hereunder", "hereby" and similar expressions refer to this agreement, and "Article", "section" and "subsection" mean and refer to the specified Article, section, and subsection of this agreement.

"Books and records" means the accounting books of original entry including the general ledger, record of cash receipts and disbursements, purchase journal and banking records.

"Business" means the business presently and heretofore carried on by the Corporation, and all operations, customers, accounts, goodwill, knowledge and anything of tangible value as related to the Corporation.

 "Business day" means a day other than a Saturday, Sunday or a day that is a statutory holiday.

"Closing" means the closing of the transaction for purchase and sale contemplated herein.

"Closing Date" or "Date of Closing" means July 29, 2000 or such other date as may be mutually agreed upon in writing by the parties hereto.

"Closing Financial Statements" has the meaning ascribed to it in section 4.1.1.

"Common Shares" means the issued and outstanding common shares in the capital of the Corporation.

"Corporation" means the companies listed hereinabove as the Sellers.

"EBIT" means net earnings before income taxes, as determined by the auditors, in accordance with GAAP.

"Exchange Shares" mean the shares payable to Seller in the Purchase Price as shown in Exhibit "A" attached hereto.

"Financial statements" means, collectively, the Closing Financial Statements defined hereinabove.

"Intercompany Transactions" means, collectively, all transactions of any nature between the Corporation and any Person associated with or related to the Corporation or otherwise not dealing with the Corporation on an arms-length basis.

"GAAP" means generally accepted accounting principles in the United States, as appropriate and as in effect from time to time, consistently applied.

"NASDAQ" means the National Association of Securities Dealers and Quotations.

"Non Arm's Length Person" means any shareholder director, officer, employee, affiliate, or associate (as defined in the Securities Act of 1933, as amended) of the Corporation. This term includes any one or more of the Sellers or any other Person who does not deal at arm's length with the Corporation or any one or more of the Sellers within the meaning of such concept as used in the Income Tax Act (USA).

"Person" includes an individual, a corporation, a joint venture, a partnership, a trust or trustee, any unincorporated organization, an association, or any other entity (including any governmental, administrative, or regulatory authority).

"Permitted Liens" means, at any time, such Liens as the Purchaser may agree, in writing, shall constitute a Permitted Lien for the purpose of this Agreement.

"Preferred Shares" mean, preferred non-convertible voting shares in the capital of the Purchaser.

"Purchased Shares" shall have the meaning attributed thereto in section 3.1 hereof.

"Requirements of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational, governing documents of such Person. This term includes any law, treaty, regulation or rule, or determination of an arbitrator or a court or other governmental authority or agency, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Rule 144" means rule 144 of the United States Securities and Exchange
Commission.

"SEC" means the Securities and Exchange Commission of the United States.

"Sellers" shall mean, specifically for purposes of this agreement and identifying the parties thereto, all of the shareholders of the Corporation.

"Subsidiary", in relation to any body corporate, means any corporation of which issued and outstanding securities are held, other than by way of security only, by such body corporate, and includes any corporation in like relation to a Subsidiary.

'this agreement", "this agreement", "herein", "hereto", "hereunder", "hereof" and similar expressions refer to the within agreement and not to any particular portion thereof, and include the schedules referred to in Article 2.00.

"Time of Closing" means two o'clock in the afternoon on the Closing Date.

ARTICLE 2.00 - SCHEDULES

2.1	The following schedules, at time of closing, shall be delivered and attached to and incorporated in this Agreement by reference and deemed to be part hereof:

      Schedule 4.2.1          -     Financial Statements of Corporation

      Schedule 4.2.6          -     Corporation's Shareholders

      Schedule 4.2.22         -     Outstanding Obligations of Corporation

      Schedule 4.2.23         -     Leases of Corporation

      Schedule 4.2.26         -     Insurance Policies of Corporation

      Schedule 4.2.34         -     Accounts List of Corporation

      Schedule 5.2.1          -     Financial Statements of Purchaser

      Schedule 5.2.7          -     Outstanding Rights to Securities of
                                    Purchaser

      Schedule 5.2.22         -     Outstanding Obligations of Purchaser

      Schedule 5.2.33         -     Accounts List of Purchaser

      Schedule 5.2.37         -     Shareholder Credit Facility to Purchaser

      Schedule 6.2.4          -     Power of Attorney

      Schedule 9.9            -     Indemnification Agreement

ARTICLE 3.00 - PURCHASE AND SALE

3.1	Subject to the terms and conditions hereof, the Sellers hereby agree to sell, assign, and transfer to the Purchaser the total number of common shares of the Corporation ("the Purchased Shares"). The Purchaser covenants and agrees to purchase from the Sellers the Purchased Shares for an amount equal in the aggregate to the Purchase Price as set forth in Exhibit "A" on the terms and conditions specified in Exhibit "A".

3.2	The Purchase Price shall be paid in the manner set forth in Exhibit
"A" attached hereto.

3.3		The Sellers hereby represent, warrant, covenant, and
acknowledge the following.

3.3(A)	The Purchased Shares is being transferred without registration under the provisions of Section 5 of the Act.

3.3(B)	All of the Purchased Shares will bear legends restricting the transfer, sale, conveyance, and hypothecation within the jurisdictional boundaries of the United States. This provision is exclusive of when such Exchange Shares are registered under the provisions of Section 5 of the act and under applicable state and provincial securities laws. Moreover, an opinion of legal counsel may be provided by the Purchaser to certify that such registration is not required as a result of applicable exemptions therefrom.

3.3(C)	The Sellers shall not transfer any of the Exchanged Shares except in compliance with all applicable laws.

3.3(D)	The Sellers are acquiring the Exchanged Shares for their own account, for investment purposes only and not with a view to further sale or distribution, except as permitted by law.

3.3(E)	The Sellers have made themselves fully and completely familiar with all aspects of the Purchaser's business, operations, and financial statements, as filed with the SEC.


3.4	The Purchaser hereby represents, warrants, covenants and acknowledges the following.

3.4(A)	The Exchange Shares are being transferred without Registration under the provisions of Section 5 of the Securities Exchange Act of 1934, as amended (the "Act") or Delaware Blue Sky Law.

3.4(B)	All of the Exchange Shares will bear legends restricting the transfer, sale, conveyance, and hypothecation within the jurisdictional boundaries of the United States. This provision is exclusive of when such Exchange Shares are registered under the provisions of Section 5 of the act and under applicable state and provincial securities laws. Moreover, an opinion of legal counsel may be provided by the Purchaser to certify that such registration is not required as a result of applicable exemptions therefrom.

3.4(C)	The Purchaser shall not transfer any of the Purchased Shares except in compliance with all applicable laws.

3.4(D)	The Purchaser is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view to further sale or distribution.

3.4.1	The Purchaser has executed certain certificates and warranties under separate documents that shall be incorporated herein as if set forth in this document and which bear the same date as this Agreement.

3.4.2	Except as described herein, the Purchaser has no other, outstanding securities of any class or of any kind or character. There are no outstanding subscriptions, options, warrants, or other agreements or commitments obligating the Purchaser to issue or sell any additional shares or options or rights with respect thereto or any securities convertible into any shares of Stock of any class.

3.5	The Purchase Price shall be paid and satisfied in full by the delivery of the issued Exchange Shares at the Times of Closing.

3.6	The certificates representing the shares being exchanged shall each bear the following legend:

"THESE SHARES HAVE NEITHER BEEN REGISTERED WITH THE
UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR WITH
THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE,
PROVINCE, OR NATIONAL AUTHORITY).  CONSEQUENTLY, THESE
SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR
HYPOTHECATED UNLESS THEY ARE FIRST REGISTERED UNDER
APPLICABLE STATE, PROVINCIAL AND FEDERAL SECURITIES LAWS
OR THE TRANSACTION'S EXEMPTION THEREFROM IS
DEMONSTRATED TO THE FULL SATISFACTION OF THE
CORPORATON'S LEGAL COUNSEL."

ARTICLE 4.00 - COVENANTS, REPRESENTATIONS, AND WARRANTIES OF
AND THE CORPORATION

4.1	The Shareholders of the Seller hereby covenant, represent, and warrant, and the Seller, jointly and severally, represent to the best of their knowledge, as follows:

4.2.1	Delivered at Closing, warranted to be true and correct to the best knowledge of the Sellers, and made a part hereof as Schedule 4.2.1 are the following:

(A) Unaudited balance sheet of the Corporation to be acquired as of March 31, 1999, with the related statement of operations and unaudited statement of cash flow for the period ending March 31, 1999 (such balance sheets, statements of operations, and other statements are referred to herein as the "Corporation's Financial Statements").

4.2.2	Corporation has been duly incorporated and organized and is validly subsisting and in good standing under the laws of the United States.

4.2.3	Corporation has the corporate power to own or lease its property and carry on the Business. The Corporation is duly qualified as a corporation to do business under the laws of the United States being the only jurisdictions in which the nature of its business or the property owned or leased by it makes such qualification necessary.

4.2.4	At Time of Closing, the authorized capital of the Corporation shall be represented in a separate certificate which shall be incorporated herein by reference as consistent with all other documents executed on this date.

4.2.5	At Time of Closing, the authorized capital of the said corporation shall be duly and validly allotted and issued and outstanding as fully paid and non-assessable and beneficially owned by the Sellers.

4.2.6	All of the Purchased Shares are owned by the shareholders of the
Corporation as the beneficial owners of record as listed at Schedule 4.2.6. Such listed shareholders have good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances, and demands whatsoever. This provision includes voting trusts, shareholders' agreements, options, or other agreements of any kind. The Sellers represent that said listed shareholders have the absolute right to transfer the Purchased Shares, and they shall be enjoyed by the Purchaser free from any interruption or disturbance subject only to the terms and conditions herein.

4.2.7	The Corporation owns no shares in the capital of any other
corporation and has not agreed to acquire any subsidiary or any shares of the capital of any other corporation or to acquire or lease any other business operations.

4.2.8	No person, firm, or corporation has any agreement, option, or any right or privilege (whether by law, pre-emptive, or contractual) for the purchase, subscription, allotment, or issuance of either any of the authorized stock in the capital of the Corporation or of any securities of the Corporation. This provision includes convertible securities, warrants, and convertible obligations of any nature.

4.2.9	Except with respect to product warranties provided by the Corporation in the ordinary course of business, the Corporation is not a party to or bound to any person, firm, or corporation. This provision includes any agreement of guarantee, indemnification, assumption, endorsement, or any other like commitment of obligations or liabilities (contingent or otherwise) or indebtedness of any person, firm, or corporation.

4.2.10	There are not now, nor will there be on Closing, any material claims or potential or contingent claims against the Corporation for product liability in respect of goods manufactured and/or sold by the Corporation.

4.2.11	The Corporation's Financial Statements have been prepared in accordance with GAAP and present fairly to include:

4.2.11(A)	all the assets, liabilities (whether accrued, absolute,
contingent, or otherwise), and the financial condition of the Corporation as at the respective dates of the Corporation's Financial Statements; and

4.2.11(B)	the sales, earnings, and results of the operations of the
Corporation during the periods covered by the Corporation's Financial
Statements.

4.2.12	The corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of and copies of all by-laws and resolutions passed by the directors and shareholders of the Corporation since the incorporation of the Corporation. All such meetings have been duly called and held. The share certificate book with register of shareholders, register of transfers, register of directors, and other corporate registers of the Corporation are complete and accurate in all material respects.

4.2.13	The Business has been carried on in the ordinary course since
______________. Since then, there has been no change in the business operations, affairs, or condition of the Corporation, financial or otherwise. This provision includes changes arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, or otherwise. This provision excludes changes occurring in the ordinary course of business, which changes have not materially aversely affected and will not materially aversely affect the organization, business, properties, prospects, and financial condition of the Corporation or the ability of the Corporation to carry on Business.

4.2.14	The books and records, financial and otherwise, of the Corporation fairly and correctly set out and disclose, in all material respects, the financial position and result of operations of the Corporation as at the date hereof. All material, financial transactions of the Corporation are accurately recorded in such books and records.

4.2.15	Execution of this Agreement by the Sellers and delivery of the
Agreement by them to the Purchaser and their performance hereunder has been duly authorized. No further action is necessary on the part of the Sellers to make this agreement valid and binding in accordance with its terms upon the Sellers.

4.2.16	The execution and the consummation of this transaction for purchase and sale contemplated by this Agreement will not result in a breach of any term or provision of or constitute any default under the constituting documents, by-laws, or resolutions of the Corporation. This provision includes any indenture, agreement, instrument, license, permit, or understanding to which the Corporation or any one or more of the Sellers is a party or by which any one or more of them is bound. Nor will the consummation of this transaction accelerate any commitment or obligation of the Corporation or result in the creation of any lien or encumbrance upon any of the assets or property of the Corporation.

4.2.17	This agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law or regulation or any applicable order of any court, arbitrator, or governmental authority having jurisdiction over the Corporation, the Sellers, or their respective properties or businesses.

4.2.18	No consent, authorization, license, franchise, permit, approval, or order of any court, governmental agency or body, of any lessor, or of any person is required for the acquisition by the Purchaser of the Purchased Shares, including completion of any of the other transactions contemplated hereby. This provision also includes the continuance of any rights of the Corporation pursuant to any agreement affecting its assets or the Business following closing.

4.2.19	The Corporation will not, prior to the Closing Date, hire any new employees, terminate any employee, or increase the salary or remuneration of any employee except in the normal course of business.

4.2.20	The aggregate amount of salaries, pension, bonuses, rents, or other remuneration of any nature paid or payable by the Corporation, subsequent to the execution of this Agreement and up to the Time of Closing, will be made only at the regular rates heretofore paid.

4.2.21	No capital expenditures, except in the ordinary course of business, will be made or authorized by the Corporation after the date hereof and up to the Time of Closing without the prior written consent of the Purchaser.

4.2.22	Annexed hereto as Schedule 4.2.22 is a complete list of all
outstanding bonds, debentures, mortgages, notes or other evidence of indebtedness or other security instruments of the Corporation. None of which are presently in default, and the Corporation is not under any agreement to and shall not create or issue any bonds, debentures, mortgages, notes, or other evidence of indebtedness or other security agreements from the date hereof until Closing without the written consent of the Purchaser.

4.2.23	The Corporation is not a party to any lease or agreement in the nature of a lease, whether as lessor or lessee, except those leases described in Schedule 4.2.23 hereto. The schedule specifies the parties to each of such leases, their dates of execution and expiry dates, any options to renew, any consents required, the locations of any leased lands and premises, and the rental payable thereunder. Each of such leases is in good standing and in full force and effect without amendment thereto, and the Corporation is not in breach of any of the covenants, conditions, or agreements contained in each such lease. There are no consents required from or on behalf of any persons to the transaction contemplated by this Agreement.

4.2.24	The Corporation is not a party to any conditional sales contract, hire-purchase agreement, or other title retention agreement.

4.2.25	The Corporation is not, and will not be at the Time of Closing, a party to any agreement to acquire or to acquire any beneficial interest in any real or immovable property.

4.2.26	The Corporation maintains appropriate policies of insurance, given the nature of the Business, and such insurance coverage will be continued in full force and effect to and including the Date of Closing. The Corporation is not in default with respect to any of the provisions contained in any such insurance policy, and it has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion. Schedule 4.2.26 hereto lists all insurance policies of the Corporation, specifying the insurance company, insurance agent, policy number, type of coverage, and amount of coverage.

4.2.27	There are no actions, suits, or proceedings, including product warranty claims, pending or threatened against or affecting the Corporation, at law or in equity or before or by any federal, provincial, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. The Sellers are not aware of any existing ground on which any such action, suit, or proceeding might be commenced with any reasonable likelihood of success.

4.2.28	Except for agreements, contracts, and commitments in the ordinary course of business, the Corporation is not a party to any outstanding agreement, contract, or commitment, whether written or oral.

4.2.29	All vacation pay, bonuses, commissions, and other emoluments are accurately reflected and have been accrued in the books of account of the Corporation.

4.2.30	The Corporation is and at Closing will be in substantial compliance in all jurisdictions in which it employs persons, with legislation governing hours of work, termination and severance pay, vacation pay and similar employee rights, the Worker's Compensation Act, and all such similar statutes.

4.2.31	The uses of the real properties owned or leased by the Corporation referred to in this agreement or the schedules hereto are not in material breach of any statute, by-law, ordinance, regulation, covenant, restriction, or official plan.

4.2.32	The Corporation owns, possesses, and has a good and marketable title to its undertaking, property, and assets, being free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims, or demands of any nature whatsoever or howsoever arising except as listed at Schedule 4.2.22; the purchase price is based on and directly correlates to the net tangible worth (being assets less liabilities) of the Corporation.

4.2.33	The conduct of the Business does not infringe upon the patents, trade marks, trade names, or copyrights (domestic or foreign) of any other person, firm, or corporation.

4.2.34	Annexed hereto as Schedule 4.2.34 is a true and complete list showing the name of each bank, trust company, or similar institution in which the Corporation has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

4.2.35	The Corporation is conducting the Business in compliance with all applicable laws, rules and regulations of each jurisdiction in which the Business is carried on, is not in breach of any such laws, rules or regulations, except for breaches which in the aggregate are immaterial.
Also the Corporation is duly licensed, registered, or qualified in each jurisdiction in which it owns or leases property or carries on the Business. "To enable the business to be carried on as now conducted and its property and assets to be owned, leased, and operated, all such licenses, registrations and qualifications are valid and subsisting and in good standing. None of the same will be canceled or amended by virtue of the transaction for purchase and sale provided for herein.

4.2.36	All facilities and equipment owned and used by the Corporation in connection with the Business are in good operating condition and are in a state of good repair and maintenance.

4.2.37	There are not now any loans or other indebtedness outstanding between the Corporation and the Sellers or either any current or former directors, officers, shareholders, or employees of the Corporation or any Non Arms Length Persons. This provision is exclusive of normal salaries, bonuses, fringe benefits, and the obligation to reimburse for expense incurred on behalf of the Corporation in the normal course of business or otherwise disclosed in the Corporation's Financial Statements.

4.2.38	To the best of the Sellers' knowledge, there are no liabilities of the
Corporation of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Corporation or the Purchaser may become liable before, on, or after the Closing. This provision is exclusive of liabilities disclosed on, reflected in, or provided for in the Financial Statements or incurred in the ordinary course of business. This provision is also exclusive of those liabilities attributable to the period from the Corporation's Financial Statements to the actual time of Closing and are not materially adverse, individually or in the aggregate, to the Business, operations, affairs or financial condition of the Corporation.

4.2.39	There is not now nor will there be at the Time of Closing any application pending for the issuance of articles of amendment to the originating documents of the Corporation.

4.2.40	The Corporation is not in default in the filing of any corporate return or report that may be required under any federal, provincial and/or municipal law or regulation.

4.2.41	The Corporation has duly and timely filed all tax returns required and has paid all taxes and installments of taxes which are due and payable. This provision includes all assessments, reassessments, and all other taxes, governmental charges, penalties, interest, and fines due and payable by it on or before the date hereof. The income tax liability of the corporation has been not reviewed or determined by the IRS or the applicable State for all fiscal years up to and including the fiscal year to date. Adequate provision has been made for taxes payable for the current period of which tax returns are not yet required to be filed. There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge, or deficiency against the Corporation in respect of taxes, governmental charges, or assessments, asserted by such authority.
The Corporation has withheld from each payment made to any of its officers, directors, employees, former directors, officers, and employees the amount of all taxes, including but not limited to income tax, and other deductions required to be withheld therefrom. The Corporation has paid the same to the proper tax or other receiving officers within the time required under the applicable tax legislation.

4.2.42	The Sellers have no information or knowledge of any facts relating to the Sellers, the Business, the Corporation, or the Purchased Shares which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transaction of purchase and sale herein contemplated.

4.2.43	The Corporation shall prepare and file all documents necessary to achieve regulatory approval from all regulatory agencies by which it is subject.

ARTICLE 5.00 - REPRESENTATIONS AND WARRANTIES OF THE
PURCHASER

5.1	The Purchaser covenants, represents, and warrants as follows and acknowledges that the Sellers are relying upon such covenants, representations, warranties, and covenants in connection with the sale by the Sellers of the Purchased Shares.

5.2.1	Delivered at Closing, warranted to be true and correct to the best knowledge of the Purchaser, and made a part hereof as Schedule 5.2.1 are
the following:   All balance sheets, statements of operations, and other
statements (referred to herein as the "Purchaser's  Financial Statements").

5.2.2	Purchaser has been duly incorporated and organized and is validly subsisting and in good standing under the laws of Delaware.

5.2.3	Purchaser has the corporate power to own or lease its property and carry on the Business. The Corporation is duly qualified as a corporation to do business under the laws of Delaware, being the only jurisdiction in which the nature of its business or the property owned or leased by it makes such qualification necessary.

5.2.4	At time of Closing, the authorized capital of the Purchaser shall consist of that represented in its most recently filed 10Q as on file with the SEC.

5.2.5	At time of Closing, the authorized issued capital of the Purchaser shall be duly and validly allotted and issued and outstanding as fully paid and non-assessable and beneficially owned by the Purchaser.

5.2.6	The Purchaser has no subsidiaries and owns no shares in the capital of any other corporation and has not agreed to acquire any subsidiary or any shares of the capital of any other corporation or to acquire or lease any other business operations other than has already been disclosed to the public.

5.2.7	Except as listed at Schedule 5.2.7, no person, firm, or corporation has any agreement, option, or any right or privilege (whether by law, pre-emptive, or contractual) for the purchase, subscription, allotment, or issuance of either any of the authorized stock in the capital or any securities of the Purchaser other than as disclosed in filings with the SEC.

5.2.8	The Purchaser is not a party to or bound to any person, firm, or corporation. This provision includes any agreement of guarantee, indemnification, assumption, endorsement, or any other like commitment of obligations or liabilities (contingent or otherwise) or indebtedness of any person, firm, or corporation, other than as set forth in filings with the SEC.

5.2.9	There are not now, nor will there be on Closing, any material claims or potential or contingent claims against the Purchaser for product liability.

5.2.10	The Purchaser's Financial Statements have been prepared in
accordance with GAAP and present fairly to include:

(A)	all the assets, liabilities (whether accrued, absolute, contingent, or otherwise), and the financial condition of the Purchaser as at the respective dates of the Purchaser's Financial Statements, and;

(B)	the sales, earnings, and results of operations during the periods covered by the Corporation's Financial Statements.

5.2.11	The corporate records and minute books of the Purchaser contain complete and accurate minutes of all meetings of and copies of all by-laws and resolutions passed by the directors and shareholders of the Purchaser since the incorporation of the Purchaser. All such meetings have been duly called and held. The share certificate book with register of shareholders, register of transfers, register of directors, and other corporate registers of the Purchaser are complete and accurate in all material respects and have been made available to Seller.

5.2.12	The Purchaser does not have an active business or operations other than as disclosed in filings with the SEC.

5.2.13	The Purchaser has no inventory other than as disclosed in filings with the SEC.

5.2.14	The books and records, financial and otherwise, of the Purchaser fairly and correctly set out and disclose, in all material respects, the financial position and result of operations of the Purchaser as at the date hereof. All material, financial transactions of the Purchaser are accurately recorded in such books and records.

5.2.15	The execution and delivery of this Agreement by the Purchaser as well as the performance by the Purchaser hereunder have been duly authorized. No further action will be necessary on the part of the Purchaser to make this Agreement valid and binding in accordance with its terms upon the Purchaser.

5.2.16	The execution and the consummation of this transaction for purchase and sale contemplated by this Agreement will not result in a breach of any term or provision of or constitute any default under the constituting documents, by-laws, or resolutions of the Purchaser. This provision includes any indenture, agreement, instrument, license, permit, or under standing to which the Purchaser is a party or by which any one or more of them is bound. Nor will the consummation of this transaction accelerate any commitment or obligation of the Purchaser or result in the creation of any lien or encumbrance upon any of the assets or property of the Purchaser.

5.2.17	This agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law or regulation or any applicable order of any court, arbitrator, or governmental authority having jurisdiction over the Purchaser.

5.2.18	No consent, authorization, license, franchise, permit, approval, or order of any court, governmental agency or body, of any lessor, or of any person is required for the acquisition by the Purchaser of the Purchased Shares, including completion of any of the other transactions contemplated hereby. This provision also includes the continuance of any rights of the Purchaser pursuant to any agreement affecting its assets or the Business following closing.

5.2.19	The Purchaser will not, prior to the Closing Date, hire any new employees, terminate any employee, or increase the salary or remuneration of any employee except in the normal course of business.

5.2.20	The aggregate amount of salaries, pension, bonuses, rents, or other remuneration of any nature paid or payable by the Purchaser, subsequent to the execution of this Agreement and up to the Time of Closing, will be made only at the regular rates heretofore paid.

5.2.21	No capital expenditures, except in the ordinary course of business, will be made or authorized by the Purchaser after the date hereof and up to the Time of Closing without the prior written consent of the Seller.

5.2.22	Annexed hereto as Schedule 5.2.22 is a complete list of all
outstanding bonds, debentures, mortgages, notes or other evidence of indebtedness or other security instruments of the Purchaser. None of which are presently in default, and the Purchaser is not under any agreement to and shall not create or issue any bonds, debentures, mortgages, notes, or other evidence of indebtedness or other security agreements from the date hereof until Closing without the written consent of the Seller.

5.2.23	The Purchaser is not a party to any lease or agreement in the nature of a lease, whether as lessor or lessee, except as disclosed as filings with the SEC.

5.2.24	The Purchaser is not a party to any conditional sales contract, hire-purchase agreement, or other title retention agreement.

5.2.25	The Purchaser is not, and will not be at the Time of Closing, a party to any agreement to acquire or to acquire any beneficial interest in any real or immovable property.

5.2.26	The Purchaser does not maintain any insurance policies, except
Directors and Officers Liability, and Products and Professional Liability, except as provided in SEC filings.

5.2.27	There are no actions, suits, or proceedings, including product warranty claims, pending or threatened against or affecting the Purchaser, at law or in equity or before or by any federal, provincial, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. The Purchaser is not aware of any existing ground on which any such action, suit, or proceeding might be commenced with any reasonable likelihood of success.

5.2.28	Except for agreements, contracts, and commitments in the ordinary course of business, the Corporation is not a party to any outstanding agreement, contract, or commitment, whether written or oral.

5.2.29	All vacation pay, bonuses, commissions, and other emoluments are accurately reflected and have been accrued in the books of account of the Purchaser.

5.2.30	The Purchaser is and at Closing will be in substantial compliance in all jurisdictions in which it employs persons, with legislation governing hours of work, termination and severance pay, vacation pay and similar employee rights, the Worker's Compensation Act, and all such similar statutes.

5.2.31	The Purchaser does not lease any real property other than as disclosed in its filings with the SEC.

5.2.32	The Purchaser owns, possesses, and has a good and marketable title to its undertaking, property, and assets, being free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims, or demands of any nature whatsoever or howsoever arising.

5.2.33	The conduct of business does not infringe upon the patents, trade marks, trade names, or copyrights (domestic or foreign) of any other person, firm, or corporation.

5.2.34	Annexed hereto as Schedule 5.2.33 is a true and complete list showing the name of each bank, trust company, or similar institution in which the Purchaser has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto or in the alternative that information has been made available for Seller to review.

5.2.35	The Purchaser exists in compliance with all applicable laws, rules and regulations of each jurisdiction in which the Business is carried on, is not in breach of any such laws, rules or regulations, except for breaches in the aggregate that are immaterial. Also the Purchaser is duly licensed, registered, or qualified in each jurisdiction in which it owns or leases property or carries on the Business. To enable the business to be carried on as now conducted and its property and assets to be owned, leased, and operated, all such licenses, registrations and qualifications are valid and subsisting and in good standing. None of the same will be canceled or amended by virtue of the transaction for purchase and sale provided for herein.

5.2.36	All facilities and equipment owned or used by the Purchaser are in good operating condition and are in a state of good repair and maintenance.

5.2.37	Except as specified at Schedule 5.2.37, there are not any loans or other indebtedness outstanding between the Purchaser and either the Sellers or either any current or former directors, officers, shareholders, or employees of the Purchaser or any Non Arms Length Persons. This provision is exclusive of normal salaries, bonuses, fringe benefits, and the obligation to reimburse for expense incurred on behalf of the Purchaser in the normal course of business.

5.2.38	There are no liabilities of the Purchaser of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable before, on, or after the Closing. This provision is exclusive of liabilities disclosed on, reflected in, or provided for in the Financial Statements or incurred in the ordinary course of business. This provision is also exclusive of those liabilities attributable to the period from the Purchaser's Financial Statements to the actual time of Closing and are not materially adverse, individually or in the aggregate, to the Business, operations, affairs or financial condition of the Purchaser.

5.2.39	There is not now nor will there be at the Time of closing any application pending for the issuance of articles of amendment to the originating documents of the Purchaser.

5.2.40	The Purchaser is not in default in the filing of any corporate return or report that may be required under any federal, provincial and/or municipal law or regulation.

5.2.41	The Purchaser has duly and timely filed or has pending all tax returns required and has paid all taxes and installments of taxes which are due and payable. This provision includes all assessments, reassessments, and all other taxes, governmental charges, penalties, interest, and fines due and payable by it on or before the date hereof. The income tax liability of the Purchaser has been not reviewed or determined by the IRS or the applicable State for all fiscal years up to and including the fiscal year to date.

5.2.42	The Purchaser has no information or knowledge of any facts relating to the Purchaser which if known to the Sellers might reasonably be expected to deter the Sellers from completing the transaction and sale herein contemplated.

ARTICLE 6.00 - COVENANTS OF THE SELLERS

6.1	The Sellers covenant and agree with the Purchaser that on or before the Closing Date they will do or cause to be done the following.

6.2.1	Take all necessary steps and proceedings required for all of the
Purchased Shares to be duly and regularly transferred to the Purchaser.

6.2.2	Until the time of Closing, continue to operate the business of the
Corporation prudently and in such a manner as to preserve and maintain the goodwill of the Corporation.

6.2.3	All necessary corporate actions and proceedings by the Purchaser shall have been taken to permit the due execution and delivery of this Agreement and the valid transfer of the Purchased Shares to the Purchaser.


ARTICLE 7.00 - COVENANTS OF THE PURCHASER

7.1	The Purchaser covenants and agrees with the Sellers that, on or before the Closing Date, it will do or cause to be done the following.

7.2.1	All necessary corporate actions and proceedings by the Purchaser shall have been taken to permit the due execution and delivery of this Agreement and the valid transfer of the Exchange Shares to the Sellers.

7.2.2	Provide the Sellers, at least four (4) days prior to the Closing
Date, all documents necessary to be attached to the closing certificates previously forwarded to Seller with said documents numbered and appended to the closing certificates in a manner to permanently memorialize all documents provided to Purchaser by Seller.

7.2.3	Cause such board of director's seat to be made available to Seller as specified in Exhibit "A".

7.2.4	Up to the Time of Closing, continue to operate the businesses of the Purchaser prudently and in such a manner as to preserve and maintain the goodwill of the Purchaser.

ARTICLE 8.00 - SURVIVAL OF COVENANTS, REPRESENTATIONS AND
WARRANTIES

8.1	The covenants, representations, and warranties of the Sellers contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the Closing herein. Notwithstanding Closing, this survival is inclusive of any investigation made by or on behalf of the Purchaser and shall continue in full force and effect for the benefit of the Purchaser following the Closing Date.

8.2	The covenants, representations and warranties of the Purchaser contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the Closing herein. Notwithstanding Closing, this survival is inclusive of any investigation made by or on behalf of the Sellers and shall continue in full force and effect for the benefit of the Sellers following the Closing Date.


ARTICLE 9.00 - CONDITIONS OF CLOSING

9.1	The sale and purchase of the Purchase Shares is subject to the following terms and conditions, each of which is hereby declared to be for the exclusive benefit of the Purchaser to be fulfilled and performed at or prior to the time of Closing.

9.2	The covenants, representations, and warranties of the Sellers contained in this Agreement or any schedule hereto or certificate or other document delivered or given to the Purchaser pursuant to this Agreement, including without limitation the representations and warranties contained in Article 4.00, shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made as of the date hereof, each and every one of which is hereby deemed to be a condition.

9.3	The Sellers shall provide at the time of Closing a certificate, dated the Closing Date, to the effect that the covenants, representations, and warranties of the Sellers contained herein are true and correct on and as of the Closing Date, with the same force and effect as though made on and as of such date, provided that the acceptance of such certificate and the closing of the transaction herein provided for shall not be a waiver of the said covenants, representations, and warranties, which shall continue in full force and effect as provided herein.

9.4	The Sellers shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them.

9.5	At the Closing Date, there shall have been no material adverse change in the affairs, assets, liabilities, financial condition, or business of the Corporation from that shown on or reflected in the Financial Statements.

9.6 Any consent, authorization, license, franchise, permit, approval, or order of any court or governmental agency or regulatory body required for the acquisition by the Purchaser of the Purchased Shares shall have been obtained.

9.7	The Purchaser shall provide at the time of Closing a certificate, dated the Closing Date, to the effect that the covenants, representations, and warranties of the Purchaser contained herein are true and correct on and as of the Closing Date. This certificate shall have the same force and effect as though made on and as of such date provided that the acceptance of such certificate and the closing of the transaction herein provided for shall not be a waiver of the said covenants, representations, and warranties which shall continue in full force and effect as provided herein.

9.8	The Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it.

9.9	The parties shall execute and deliver an indemnification agreement to be annexed hereto as Schedule 9.9.

9.10	The parties shall not close and complete this transaction unless both Sellers and Purchaser have signed a written acknowledgement that the exchange of shares between them does not create a taxable event for either party.

9.11	The parties hereby agree that the scheduled closing shall be conditional upon shareholder approval by the shareholders of both companies.

ARTICLE 10.00-CLOSING ARRANGEMENTS

10.1	The closing is scheduled to take place on April 30, 2000 and at the
Time of Closing at such offices as are agreed to in writing among the parties hereto at least 24 hours prior to the said Closing.

10.2	At the Time of Closing and upon fulfillment of all the conditions set out in this Agreement, which have not been waived in writing by the Sellers or the Purchaser, the Sellers shall deliver to the Purchaser proper certificates for all the Purchased Shares.


ARTICLE 11.00-NOTICE

11.1	Any notice or other document to be given by any party hereto to any other party shall be in writing and may be given by personal delivery or by registered mail. Any notice directed to any party shall be addressed to it as follows:

To the Purchaser:
			_______________________, Inc.
			71 Stony Hill Road
			Second Floor
			Bethel, Connecticut  06801

To the Sellers and the Corporation:
			Peter Markus, Esq.
			71 Stony Hill Road
			Second Floor
			Bethel, Connecticut  06801


11.2	Any notice or other document aforesaid, if delivered, shall be deemed to have been given or made on the date on which it was delivered or, if mailed, shall be deemed to have been given and received on the fourth (4th) business day following the date on which it was mailed. Provided that if there exists at the time of mailing of a notice hereunder or within four (4) business days thereafter a labor dispute or other event which would affect the normal delivery of the notice by an express or postal service, then such notice will only be effective if actually delivered.

11.3	The parties hereto may change any address for notices hereunder, from time to time, by notice given in accordance with the foregoing.


ARTICLE 12.00 - GENERAL

12.1 	Time shall be of the essence of this Agreement.

12.2 	This Agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original, and all of which together shall constitute one and the same agreement.

12.3 	This Agreement, including the schedules hereto, constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings, or agreements between the parties, and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

12.4 	This Agreement shall be construed and enforced in accordance with and the rights of the parties shall be governed by the laws of the State of New York. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the Courts of the State of New York. Each of the parties hereto irrevocably submits to the jurisdiction of the Courts of the State of New York.

12.5 	The headings used herein are inserted for convenience of reference only and shall not affect the construction of or interpretation of this Agreement.

12.6 	Except as otherwise set out in this Agreement, each of the parties hereto shall pay all of its own costs and expenses of the transaction of purchase and sale, including all fees and expenses of its accountants, counsel, and officers.

12.7 	In the event that any Article or section of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of the provisions hereof. Any such part shall be fully severable, and this Agreement shall be construed and enforced as if such invalid or unenforceable part had not been inserted herein. The parties hereby agree that they would have signed this Agreement without such invalid or unenforceable part included herein.

12.8 	In this Agreement, words importing the singular number only include the plural and vice versa; words importing the masculine gender include the feminine and vice versa.

12.9 	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors, and permitted assigns.

12.10 	Where the date either for the expiration of any time period or for the closing of anything hereunder expires or falls upon a day which is not a Business Day, the time so limited extends to and the thing shall be done on the day next following that is a Business Day.

12.11 	The parties hereto agree that no disclosure or public announcement with respect to this Agreement, or any of the transactions contemplated by this Agreement, shall be made by any party hereto without the prior written consent of the other parties hereto.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED            )
        in the presence of              )       _____________________________
					)	SELLER
					)
					)	_____________________________
					)	SELLER
                                        )
					)
					)
					)	_____________________________
					)	PURCHASER
					)

                             Exhibit "A"


The Purchase Compensation for the Sellers shall be 4,000,000 (four million) shares of common stock in the Purchaser, not subject to any stock split, to be paid at closing. An additional 10,000,000 preferred voting non-convertible shares of stock which shall not be subject to any stock split, shall be paid to the Sellers at closing.

As further consideration for the transaction contemplated herein, the board of Directors and officers of the Purchaser shall resign their positions immediately upon voting for and the nominees of the Seller for the said positions, and said officers and directors shall tender their resignations at the time of closing.

Prior to closing the Board of Directors shall pass a resolution effecting a ____ for 1 reverse split of the shares of the Purchaser, said split not to affect the shares issued to the Sellers herein.


In addition, the Purchaser shall provide a minimum of $3,500,000 of working capital to ________________________, Inc., as follows:

1)	Within 7 days of the first day of active trading on any stock exchange, $250,000.

2)	Within 14 days of the first day of active trading on any stock exchange, $250,000.

3)	Within 30 days of the first day of active trading on any stock exchange, $500,000.

4)	Within 180 days of the first day of active trading on any stock exchange, $2.5 million.

All amounts mentioned herein are cumulative, for a total amount of $3.5 million. The issuance of shares pursuant any subscription agreements prior to the commencement of trading shall be deemed working capital provided by the Purchaser. The remaining capital may be raised by the sale of Purchaser's securities, so long as the sale price per share on any private placement is approved by the Sellers.

In the event the Purchaser does not provide the Seller with the abovementioned funds then the Seller shall have the right to request to have its business spun out as a separately traded public entity, with the Purchaser retaining a 4% interest in the Seller, said interest to be given, by way of dividend, to the holder of stock as of September 31, 2000, said dividend to be issued on a parri passu basis. In any event, the Seller may demand it be spun out after one year, with the Purchaser to retain a 15% interest in the Company spun out, said interest to be given by way of dividend to the shareholders of the purchaser.

Exhibit 17.1
Resignation of Directors


I Gary Saunders hereby tender my resignation as Officer and Director of Vital Sign, Inc., effective September 1, 2000.

/s/ Gary Saunders
Dated September 1, 2000

I Garnet Morris hereby tender my resignation as Officer and Director of Vital Sign, Inc., effective September 1, 2000.

/s/ Garnet Morris
Dated: September 1, 2000

Exhibit 21
Subsidiaries of the Registrant


ProsorCons Holding Company

Exhibit 23.1
Consent of Al Amir, CPA

February 27, 2001

Securities and Exchange Commission
Washington, D.C. 20549

RE:  ProsorCons Sports & Entertainment Company





Gentlemen:


     We have audited the balance sheet and accompanying statements of the Registrant, as found in this Registration Statement for the 1999 and 2000 fiscal years, ending on July 31, and consent to the Auditor's reports, statements, and notes being filed with the Registration Statement of which this exhibit forms a part, and with any amendment thereto.

     This accounting firm hereby consents to the filing of this consent as an exhibit to the Registration Statement.





/s/Al Amir CPA/s/
_______________________
Al Amir, CPA, LLC.


February 27, 2001
Jamaica, NY

Exhibit 23.1
Consent of Lawrence S. Fischer, CPA

February 12, 2001

Securities and Exchange Commission
Washington, D.C. 20549

RE:  ProsorCons Sports & Entertainment Company





Gentlemen:


     We have reviewed the balance sheet and accompanying statements of the Registrant, as found in this Registration Statement for the quarter ending on October 31, 2000 and consent to the Auditor's reports, statements, and notes being filed with the Registration Statement of which this exhibit forms a part, and with any amendment thereto.

     This accounting firm hereby consents to the filing of this consent as an exhibit to the Registration Statement.





/s/Lawrence S. Fischer
   Lawrence S. Fischer, CPA


February 12, 2001
Jamaica, NY

Exhibit 99.1


EXCLUSIVE LICENSING AGREEMENT


   This Exclusive Licensing Agreement (hereafter referred to as the "Agreement") is entered into by and between Vital Visions, Inc.
("Vital Visions"), a Delaware corporation, having its principal place of business at 505 Eighth Avenue, New York, New York, and Vital Sign, Inc. ("Vital Sign"), a Delaware corporation, having its principal place of business at 505 Eighth Avenue, New York, New York, to be effective as of the 1st day of June, 1998.

                               WITNESSETH

WHEREAS, Vital Visions is the developer and holder of the trademark in the patents for the design of an outdoor advertising billboard and related apparatus to be employed with two and three wheel vehicles, such as bicycles, tricycles, mopeds, motorcycles, etc., known as Vital Signs (tm); and

WHEREAS, Vital Sign is a marketing company specializing in outdoor billboard advertising and has working agreements with a fleet of bicycle messengers in the New York City area;

   NOW, THEREFORE, for and in exchange for and in consideration of the mutual promises, premises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1)   DEFINITIONS

The term "billboard" or "billboard unit," when used in this Agreement, shall mean both the back and front advertising surface areas of each VitalSign (tm). The term "face," as used in the Agreement, refers to either the back or front of each billboard unit, as applicable. Each VitalSign (tm) comprises both of back face and a front face.

2.   GRANT OF LICENSE

Vital Visions hereby grants to Vital Sign an exclusive, worldwide right and license to use, market, advertise and franchise the VitalSign (tm) technology in connection with selling or offering to sell outdoor billboard advertising on VitalSign (tm) billboard faces.

3)   TERM

This Agreement will commence on the 4th day of June, 1998, and will continue until the 4th day of June, 2003 (the "Termination Date"). This Agreement will automatically terminate on the 4th day of June, 2003, unless the Parties hereto agree in writing to extend the Term of this Agreement, or the Agreement is terminated in accordance with the provisions of paragraph 9.2 herein.

4)   TERRITORY

The territory covered by the Agreement shall be worldwide for the period of the Term.

5)   PAYMENT AND FEES

5.1   License Fee.   As partial consideration for the rights granted
under this Agreement, Vital sign agrees to pay to Vital Visions a fee of $7,000 per month (the "Monthly Fee"). In addition to the foregoing Monthly Fee, Vital Sign agrees to pay to Vital Visions a continuing royalty of five percent (5%) of the Gross Revenues derived directly from Vital Sign's sales of advertising employing the VitalSigns (tm) technology (the "Continuing Royalty"). (The Monthly Fee and hereinafter as the "License Fee").

5.2   Usage Fee.   In addition to the foregoing License Fee, Vital Sign
shall pay to Vital Visions the sum of fifty dollars ($50.00) for each and every billboard face for which advertising space is sold directly by Vital Sign (the "Usage Fee").

5.3   Franchise Fee.   In the event that Vital Sign elects to franchise
the VitalSigns (tm) technology in any locations within the territory, Vital Sign shall pay to Vital Visions a total of five percent (5%) of the fees or other revenues paid to Vital Sign by each franchisee (the
"Franchise Fee").

5.3   Payment.   The License Fee, the Usage Fee, and the Franchise Fee
are due and payable to Vital Vision on the first (1st) business day of each month of the Term.

5.4   Cost and Expenses.   Vital Sign shall be solely responsible for
the full payment of all payroll, marketing and advertising costs and expenses incurred as a result of or in connection with the advertising and marketing of

VitalSigns (tm). In the event of any advancement of expenses or other funds by Vital Visions to Vital Sign for such costs and expenses, which funds may be advanced at the sole discretion of Vital Visions, Vital Sign shall promptly repay to Vital Visions any funds so advanced by Vital Visions.

6)   CONFIDENTIALITY AND NONDISCLOSURE

In connection with its performance hereunder, Vital Sign acknowledges that it may have access to Vital Vision's trade secrets, trademarks, patents and other confidential information, and other secret or confidential matters relating to VitalSigns (tm) patent and technology. Accordingly, Vital Sign hereby agrees to maintain any of Vital Vision's trade secrets, trademarks, patents, and other confidential information, and other secret or confidential matters relating to VitalSigns (tm), in strict confidence, and to use the same only in accordance with this Agreement. To the extent that Vital Visions, in the exercise of its rights under this Agreement, may gain access to trade secrets, trademarks, patents, or other confidential information relating to Vital Sign's business, Vital Visions hereby agrees to maintain any such information in accordance with this Agreement.

7)   INDEPENDENT CONTRACTORS

It is expressly agreed that Vital Sign and Vital Visions are acting hereunder as independent contractors and under no circumstances shall this Agreement be deemed or otherwise construed to constitute or in any way create a joint venture or partnership between the Parties.

8)   WARRANTIES

8.1 Vital Visions hereby warranties and represents that it is the sole and exclusive owner of the VitalSigns (tm) patent and trademark and that the patent and trademark are free from any encumbrances or other restrictions on alienability or transfer.

8.2 Vital Visions makes and Vital Sign receives no warranty express or implied of merchantability and/or fitness for a particular purpose. The Parties agree that Vital Visions shall have no liability for consequential, exemplary or incidental damages to Vital Sign or any of its customers of franchisees for breach of any such warranties.

9)   TERMINATION

9.1 This Agreement will terminate in accordance with paragraph 3 of this Agreement or as otherwise expressly provided in paragraph 9.2 herein.

9.2 In the event of or failure by either Party materially to perform any of the material terms, covenants or provisions of this Agreement, the defaulting Party shall have fourteen (14) days after the giving of written notice of default via Certified U.S. Mail by the aggrieved Party to cure such default. If such default is not substantially cured within the said fourteen-(14) day period, the aggrieved Party shall have the right, at its option, to cancel and terminate the Agreement prior to the Termination Date. Notwithstanding the foregoing, any funds due and payable to Vital Visions prior to termination pursuant paragraph 9.2 shall remain due and payable.

10)   RECORDS AND INSPECTION

Vital Sign shall maintain or cause to be maintained true and correct set of records pertaining to, inter alia, the collection of franchise fees, and gross revenues relating to VitalSigns (tm) advertising sales and the calculation of the Licensing Fee and the Franchise Fee. During the Term of this Agreement and for a period of two (2) years thereafter, Vital Sign agrees to permit a Certified Public Accountant ("CPA"), selected and paid for by Vital Visions, to have access during ordinary business hours to such records as are maintained by Vital Sign as may be necessary, in the opinion of such CPA, to determine the correctness of the calculation of Gross Revenues and the License and Franchise
Fees.

11)   PROPRIETARY RIGHTS

11.1 Vital Sign expressly agrees that the ownership of all applicable copyrights, trade secrets, patents, trademarks and other intellectual property rights in VitalSigns (tm) and the VitalSigns (tm) technology shall remain vested in Vital Vision. The Parties also agree that any advertising copy, artwork of billboard designs affixed to or created in connection with advertising for or upon a VitalSigns (tm) billboard face shall not, merely because of its use in connection with the VitalSigns (tm) billboard, become the

Property of Vital Visions.

11.2 Vital Sign shall not remove Vital Vision's copyright, trademark or patent notices, restricted rights legends or any other notices from any VitalSigns (tm) billboard faces.

12)   ASSIGNABILITY

This Agreement may not be assigned by the either Party hereto without the prior written consent of the other Party.

13)   ADDITIONAL PROVISIONS

13.1   Severability.   In the event that any portion of the Agreement
is declared void by any court or tribunal of competent jurisdiction then, in that event, that portion shall be deemed severed from this Agreement, and the remaining portions hereof shall remain in full force and effect.

13.2   Entire Agreement.   This Agreement constitutes the entire
agreement between the Parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written negotiations, representations, commitments, writings and other communications between the Parties. This Agreement may not be modified except by a writing signed by a duly authorized representative of each of the parties.

13.3   No Representations.   Vital Sign may not make any contracts or
commitments on behalf of Vital Visions regarding VitalSigns (tm) other than those authorized by the Agreement or by Vital Visions in writing.
Vital Sign expressly agrees to indemnify and hold harmless Vital
Visions from any claims, liabilities, expenses, and costs, including attorney's fees, arising from the breach of any of its obligations under this Section 13.3.

13.4   Force Majeure.   No party shall be liable or be deemed to be in
default for any delay or failure in performance under this Agreement resulting from acts of God, or any causes beyond the reasonable control of the Parties.

13.5   Governing Law.   This Agreement shall be governed and construed
in accordance with the laws of the State of New York, without regard to any conflicts of law provisions.

13.6   Waiver.   The waiver or failure of any Party to exercise in any
respect any right provided for herein shall not be deemed a waiver of any further right hereunder.

   IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date hereof.


                              VITAL VISIONS, INC.

                              By: _____________________________
                                  /s/Gary C. Saunders/s/,
                                  President, Vital Visions, Inc.



                              VITAL SIGN, INC.

                              By: _____________________________
                                  /s/Garnet E. Morris,/s/
                                  President, Vital Sign, Inc.

Exhibit 99.2

FILING RECEIPT FOR TRADEMARK APPLICATION


                                                              Jan 6, 1998

Receipt on the DATE OF FILING of the application for registration and filing fees is acknowledged for the mark identified below. The DATE OF FILING s contingent upon the collection of any payment made by check or draft. Your application will be considered in the order to which it was received and you will he notified at to the examination thereof. Action on the merits should be expected from the Patent and Trademark Office in approximately 06 months from the filing date. When inquiring about this application, include the SERIAL NUMBER, DATE OF FILING, OWNER NAME, and MARK.

VITAL VISIONS INC
11 PENN PLZ 5TH FLR                         ATTORNEY
NEW YORK NY  10001                          REFERENCE NUMBER

PLEASE REVIEW THE ACCURACY OF THE FILING RECEIPT DATA.
A request for correction to the filing receipt should be submitted within 30 days to the following address: ASSISTANT COMMISSIONER FOR TRADEMARKS, 2900 CRYSTAL DRIVE, ARLINGTON, VIRGINIA 22202-3513. The correspondence should be marked to the attention of the Office if Trademark Program Control. The Patent and Trademark Office will review the request and make corrections when appropriate.

SERIAL NUMBER:   75/385966
FILING DATE:     Nov 6, 1997
REGISTER:        Principal
LAW OFFICE:      104
MARK:            VITALSIGN
MARK TYPE (S):   Trademark; Service Mark
DRAWING TYPE:    Words, letters, or numbers in typed form
FILING BASIS:    Sect. 1 (a) (Use in Commerce)

OWNER: Vital Visions, Inc.  (DELAWARE, Corporation)
       11 Penn Plaza
       5th Floor
       New York,, NEW YORK     10001

FOR:   Non-luminous non-mechanical metal sign
       INT. CLASS: 006
       FIRST USE:  Apr 1, 1997     USE IN COMMERCE:  April 1, 1997

FOR:   Agency for the sale of advertising time and space
       INT. CLASS: 035
       FIRST USE:  Apr 1, 1997     USE IN COMMERCE:  April 1, 1997

ALL OF THE GOODS/SERVICES IN EACH CLASS ARE LISTED
_______________________________________________________________________

Exhibit 27
Financial Data Schedule

[ARTICLE] 5

[PERIOD-TYPE]                   YEAR                   YEAR                   3-MOS
[FISCAL-YEAR-END]                          JUL-31-2000             JUL-31-1999             JUL-31-2001
[PERIOD-END]                               JUL-31-2000             JUL-31-1999             OCT-31-2000
[CASH]                                          11,602                  17,017                  23,433
[SECURITIES]                                         0                       0                       0
[RECEIVABLES]                                   80,140                  45,373                  74,175
[ALLOWANCES]                                         0                       0                       0
[INVENTORY]                                          0                       0                       0
[CURRENT-ASSETS]                               103,741                  62,390                 109,608
[PP&E]                                          15,101                  11,397                  15,101
[DEPRECIATION]                                   5,541                   2,880                   5,541
[TOTAL-ASSETS]                                 292,320                 122,855                 296,800
[CURRENT-LIABILITIES]                          527,592                 413,010                 231,440
[BONDS]                                              0                       0                       0
[PREFERRED-MANDATORY]                                0                       0                       0
[PREFERRED]                                          0                       0                       0
[COMMON]                                           309                     309                     715
[OTHER-SE]                                     292,011                 122,546                 296,085
[TOTAL-LIABILITY-AND-EQUITY]                   292,320                 122,855                 296,800
[SALES]                                      1,585,594               1,279,227                 108,435
[TOTAL-REVENUES]                             1,585,594               1,279,227                 108,435
[CGS]                                        1,078,787                 769,725                  47,063
[TOTAL-COSTS]                                1,078,787                 769,725                  47,063
[OTHER-EXPENSES]                               461,915                 873,628                  63,353
[LOSS-PROVISION]                                     0                       0                       0
[INTEREST-EXPENSE]                               8,324                   3,453                       0
[INCOME-PRETAX]                                 36,883               (366,393)                 (1,981)
[INCOME-TAX]                                         0                       0                       0
[INCOME-CONTINUING]                                  0                       0                       0
[DISCONTINUED]                                       0                       0                       0
[EXTRAORDINARY]                                      0               (276,613)                       0
[CHANGES]                                            0                       0                       0
[NET-INCOME]                                    20,147               (643,206)                 (1,981)
[EPS-BASIC]                                       0.01                   (.21)                  (0.01)
[EPS-DILUTED]                                     0.01                  (0.21)                  (0.01)

(Page Intentionally Left Blank)